Exhibit 99.3

PRO FORMA VALUATION REPORT SECOND STEP CONVERSION OFFERING
WCF Bancorp, Inc. | Webster City, Iowa PROPOSED HOLDING COMPANY FOR: WCF Financial Bank | Webster City, Iowa

    Valuation Date as of February 26, 2016

1100 North Glebe Road Suite 600

Arlington, Virginia 22201

703.528.1700

rpfinancial.com

February 26, 2016

Boards of Directors

WCF Financial, M.H.C.

Webster City Federal Bancorp

WCF Bancorp, Inc.

WCF Financial Bank

401 Fair Meadow Drive

Webster City, Iowa 50595

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The respective Boards of Directors of WCF Financial, M.H.C. (the “MHC”), Webster City Federal Bancorp (“WCFB”) and WCF Financial Bank, Webster City, Iowa (the “Bank”) have adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, WCFB, which currently owns all of the issued and outstanding common stock of the Bank, will be succeed by a Maryland corporation with the name of WCF Bancorp, Inc. (“WCF Bancorp” or the “Company”). Following the conversion, the MHC and WCFB will no longer exist. For purposes of this document, the existing and post-conversion consolidated entity will hereinafter also be referred to as WCF Bancorp or the Company, unless otherwise identified as WCFB. As of December 31, 2015, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 82.69% of the common stock (the “MHC Shares”) of WCFB. The remaining 17.31% of WCFB’s common stock is owned by public stockholders.

It is our understanding that WCF Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors

February 26, 2016

conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated or firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of WCFB will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the WCFB, the Bank, the MHC and the other parties engaged by the Bank or WCFB to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the OCC and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2012 through December 31, 2015 and a review of various unaudited information and internal financial reports through December 31, 2015, and due diligence related discussions with the Company’s management; RSM US LLP, the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel and Keefe Bruyette & Woods, Inc., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which WCFB operates and have assessed WCFB’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on WCFB and the industry as a whole. We have analyzed the potential effects of the stock conversion on WCFB’s operating characteristics and financial performance as they relate to the pro forma market value of WCF Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with WCFB’s assets and equity pursuant to the completion of the second-step conversion, and for purposes of calculating the minority ownership percentage, have taken into account recent or planned common stock cash dividends paid to the MHC in 2016 prior to the expected completion of the second step offering. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared WCFB’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have

Boards of Directors

February 26, 2016

reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on WCFB’s representation that the information contained in the regulatory applications and additional information furnished to us by WCFB and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by WCFB, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of WCFB. The valuation considers WCF Bancorp only as a going concern and should not be considered as an indication of WCF Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for WCFB and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of WCF Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of WCF Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which WCF Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will increase equity. After accounting for the impact of the MHC’s net assets, and further taking into account recent or planned common stock cash dividends paid to the MHC in 2016, the public shareholders’ ownership interest was reduced by approximately 1.11%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 17.31% to 16.20% and the MHC’s ownership interest was increased from 82.69% to 83.84%.

Valuation Conclusion

It is our opinion that, as of February 26, 2016, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of WCFB – was $15,505,320 at the midpoint, equal to 1,938,165 shares at $8.00 per share. The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows: $13,179,520 or 1,647,440 shares at the minimum, $17,831,120 or 2,228,890 shares at the maximum and $20,505,792 or 2,563,224 shares at the supermaximum.

Boards of Directors

February 26, 2016

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $13,000,000 equal to 1,625,000 shares at $8.00 per share. The resulting offering range and offering shares, all based on $8.00 per share, are as follows: $11,050,000 or 1,381,250 shares at the minimum, $14,950,000 or 1,868,750 shares at the maximum and $17,192,504 or 2,149,063 shares at the supermaximum.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, WCFB and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated net assets into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.5994 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.5095 at the minimum, 0.6893 at the maximum and 0.7927 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of WCF Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of WCFB as of December 31, 2015 the date of the financial data included in the prospectus (inclusive of the net assets of the MHC and subsequent January 2016 and April 2016 planned common stock cash dividends). The proposed exchange ratio to be received by the current public stockholders of WCFB and the exchange of the public shares for newly issued shares of WCF Bancorp’s common stock as a full public company was determined independently by the Boards of Directors of the MHC, WCFB and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

Boards of Directors

February 26, 2016

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of WCFB or the MHC, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of WCF Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

James P. Hennessey Director

James J. Oren Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS

WCF BANCORP, INC.

WCF FINANCIAL BANK

Webster City, Iowa

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.2
Purpose of the Reorganization	I.3
Strategic Overview	I.4
Post-Offering Business Plan	I.5
Balance Sheet Trends	I.6
Income and Expense Trends	I.10
Interest Rate Risk Management	I.14
Lending Activities and Strategy	I.15
Origination, Purchasing, and Servicing of Loans	I.18
Asset Quality	I.18
Funding Composition and Strategy	I.19
Subsidiaries	I.20
Legal Proceedings	I.20

CHAPTER TWO MARKET AREA ANALYSIS

Introduction	II.1
National Economic Factors	II.1
Interest Rate Environment	II.4
Market Area Demographics	II.5
Local Economy	II.7
Market Area Employment Sectors	II.8
Market Area Unemployment Data	II.9
Deposit Trends and Competition	II.9
Market Area Competitiors	II.11

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.8
Income and Expense Components	III.11
Loan Composition	III.14
Credit Risk	III.14
Interest Rate Risk	III.17
Summary	III.17

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS

WCF BANCORP, INC.

WCF FINANCIAL BANK

Webster City, Iowa

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.2
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.5
4. Primary Market Area	IV.6
5. Dividends	IV.7
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.9
A. The Public Market	IV.9
B. The New Issue Market	IV.13
C. The Acquisition Market	IV.15
D. Trading in WFCB’s Stock	IV.15
8. Management	IV.16
9. Effect of Government Regulation and Regulatory Reform	IV.16
Summary of Adjustments	IV.17
Valuation Approaches	IV.17
1. Price-to-Earnings (“P/E”)	IV.19
2. Price-to-Book (“P/B”)	IV.21
3. Price-to-Assets (“P/A”)	IV.23
Comparison to Recent Offerings	IV.23
Valuation Conclusion	IV.24
Establishment of the Exchange Ratio	IV.24

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES

WCF BANCORP, INC.

WCF FINANCIAL BANK

Webster City, Iowa

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.7
1.2	Historical Income Statements	I.11

2.1	Summary Demographic/Economic Data	II.6
2.2	Largest Employers In Webster City, Iowa	II.7
2.3	Primary Market Area Employment Sectors	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.9
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.12
3.4	Loan Portfolio Composition and Related Information	III.15
3.5	Credit Risk Measures and Related Information	III.16
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.18

4.1	Market Area Unemployment Rates	IV.7
4.2	Recent Conversions Completed in Last Three Months	IV.14
4.3	Valuation Adjustments	IV.17
4.4	Impact of MHC Assets and Waived Dividends	IV.20
4.5	Derivation of Core Earnings	IV.21
4.6	Public Market Pricing Versus Peer Group	IV.22
4.7	Second Step Offering Information	IV.24

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

WCFB is a federally chartered mid-tier stock holding company organized in 1994 as the holding company for WCF Financial Bank, a federally-chartered savings bank headquartered in Webster City, Iowa, whose sole subsidiary is the Bank. Webster City Federal Bancorp’s parent company is WCF Financial, M.H.C., a federally chartered mutual holding company.

The Company’s operations are conducted through the headquarters office location in Webster City and a full-service branch office in Independence, Iowa. In January 2014, the Company completed the acquisition of Independence Bank of Savings, Independence, Iowa, adding the single office location to the Company’s operations. The core business consists of attracting deposits from the general public in the communities where the offices are located, and investing those deposits, together with funds generated from operations, primarily in loans secured by one- to four-family residential real estate loans (including non-owner-occupied properties). The primary lending area is broader than the primary deposit market area and includes all of north central Iowa.

Webster City is the county seat for Hamilton County, Iowa and Independence is the county seat of Buchanan County, Iowa. The Company considers Hamilton County and Buchanan County, Iowa, and the surrounding contiguous counties, to be the primary market area for deposit gathering activities. Hamilton County is located approximately 60 miles north and Buchanan County is approximately 125 miles northeast of Des Moines, Iowa. Both counties consist primarily of small towns and rural areas. A map of the Company’s office locations is included in Exhibit I-1.

The Company’s principal activity is the ownership and management of its wholly-owned subsidiary, the Bank. Besides the majority investment in the Company, the MHC maintains a balance of cash (that is deposited at the bank level), along with small amounts of other miscellaneous assets and liabilities. At December 31, 2015, Webster City Federal Bancorp had 3,019,005 shares of common stock outstanding, of which 522,476 shares, or 17.31%, were owned by the public, and the remaining 2,496,529 shares were held by the MHC. The public shares are traded on the OTC Pink Market Place under the trading symbol “WCFB”. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

WCF Financial Bank operates as a community-oriented financial institution offering traditional financial services to consumers and to a lesser extent, small businesses in the market area, thereby attracting deposits from the general public and primarily using those funds, together with FHLB advances, to originate owner occupied and non-owner occupied 1-4 family loans and consumer loans, and to a much lesser extent, commercial real estate/ multi-family and construction/land loans. At December 31, 2015, Webster City Federal Bancorp reported consolidated assets of $112.9 million, deposits of $88.1 million and stockholders’ equity of $14.6 million, equal to 12.92% of assets. The Company reported a minimal amount of intangible assets (both goodwill and core deposit intangible), created as a result of the acquisition of Independence, resulting in tangible equity of $14.5 million, or 12.85% of assets. For the 12 months ended December 31, 2015, the Company reported net income equal to $394,000, or 0.36% of average assets. The Company’s audited financial statements are included by reference as Exhibit I-2 and key operating ratios are shown in Exhibit I-3.

Plan of Conversion

The Boards of Directors of the MHC, the Company, and the Bank unanimously adopted the plan of conversion (the “Plan of Conversion”), pursuant to which the Company will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a Second Step Conversion offering (“Second Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in the Company. Pursuant to the Plan of Conversion, WCF Financial, M.H.C. will be merged into Webster City Federal Bancorp, and WCF Financial, M.H.C. will no longer exist. Webster City Federal Bancorp, which owns 100% of WCF Financial Bank, will be merged into a new Maryland corporation named WCF Bancorp, Inc. As part of the conversion, the 82.7% ownership interest of WCF Financial, M.H.C. in Webster City Federal Bancorp will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of WCF Financial Bank will be owned by WCF Bancorp, and all of the outstanding common stock of WCF Bancorp will be owned by public stockholders.

Pursuant to the Second Step Conversion transaction, the Company will sell shares of its common stock in a subscription offering in descending order of priority to the Bank’s members and other stakeholders as follows: Eligible Account Holders; Tax-Qualified Employee Benefit Plans; Supplemental Eligible Account Holders; and Other Members. Any shares of stock not

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

subscribed for by the above listed classes of persons may be offered for sale to certain members of the public through a community offering. Shares not purchased in the subscription or community offerings may be offered for sale to the general public in a syndicated community offering. The Company will also issue exchange shares of its common stock to the current public shareholders in the Second Step Conversion transaction pursuant to an exchange ratio that will result in the same aggregate ownership percentage as immediately before the Offering, taking into account the impact of MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets. The dilution of the current minority ownership position to account for the MHC assets will be discussed in greater detail in the valuation analysis to follow (Section IV).

Purpose of the Reorganization

The Second Step Conversion is being pursued as part of the Company’s overall business plan to support growth of market share and competitive position in the marketplace. Additionally, the Conversion will:

●	Improve the Bank’s regulatory capital position;

●	Eliminate the uncertainties related to the mutual holding company structure;

●	Provide additional flexibility in terms of activities available to the holding company;

●	Improve the liquidity of the common shares of the Company through additional common shares outstanding and shareholders; and,

●	Facilitate future mergers and acquisitions.

Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock.

The projected use of stock proceeds is highlighted below.

●

The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, Company funds, net of the loan to the employee stock ownership plan (“ESOP”), are expected to be invested initially into high quality investment securities with short-term maturities, generally consistent with the current investment mix. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

●

The Bank. The balance of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer-term deployment, i.e., funding lending activities, purchasing loans in the market area, general corporate purposes and/or expansion and diversification.

The Company expects to continue to pursue a controlled growth strategy, leveraging its pro forma equity, and growing primarily through the current delivery channels. If appropriate, WCF Bancorp may also consider various capital management strategies to assist in the long run objective of increasing return on equity (“ROE”).

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings, and other financial needs of its local retail customers in Buchanan and Hamilton Counties, where the Company maintains branch offices. WCFB has historically pursued a traditional thrift business model pursuant to which the Bank has emphasized the origination of 1-4 family first mortgage loans, funded principally by retail deposits generated through the branch locations, supplemented with FHLB advances, as necessary. The Company has sought to emphasize high quality and flexible service, capitalizing on its local orientation and safety and soundness. The Company believes this philosophy has assisted the Company in remaining profitable during a stressed credit environment which prevailed as a result of the financial crisis in 2008 and subsequent years, when industry earnings were depressed as a result of credit-related expenses. At the same time, the Company’s business model which emphasizes portfolio investment in 1-4 family mortgage loans has limited the earnings potential given the highly competitive market segment of residential lending. WCFB has been successful in building the loan portfolio over the past few years, continuing a concentration in 1-4 family first position mortgage loans, and to a lesser extent, consumer loans.

WCFB’s primary lending activity is the origination of residential real estate loans secured by owner-occupied homes within the market area. The communities served by the Company in Buchanan County and Hamilton County are generally rural and have an agriculturally-based economy. Diversification into other types of lending has been limited in comparison to many regional competitors, and primarily includes single-family non-owner occupied and consumer lending. As of December 31, 2015, 87.0% of the total loan portfolio was secured by single-family real estate, inclusive of single-family non-owner occupied residential real estate loans (6.9% of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

the total loan portfolio). In addition to retail deposits, the Company utilizes borrowings as an alternative funding source for purposes of maintaining balance sheet size, and managing funding costs and interest rate risk. The cash and investments portfolio includes investments in mortgage-backed securities, municipal bonds and FHLB stock.

Retail deposits have consistently served as the primary interest-bearing funding source, followed by supplemental funding with borrowings. The Company has sought to increase the deposit base through providing a full line of deposit products. Going forward, the Company’s strategy is to attract and retain core deposits, including growing checking and other core accounts, primarily by offering competitive rates and providing a high level of service. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Company’s principal source of borrowings.

Post-Offering Business Plan

The post-Offering business plan of the Company reflects the intent to continue to offer the products and services which have been the Company’s emphasis in recent years. The increased equity from the Offering is expected to facilitate additional balance sheet growth and enhanced profitability, as well as increase the Company’s competitive posture and financial strength. In terms of specific strategies, the Company plans to undertake the following key elements of its business plan on a post-Offering basis:

●

Continue to Emphasize Owner Occupied Residential Mortgage Lending. The Company will seek to continue to focus on owner occupied residential mortgage lending activities which have comprised the majority of the Company’s lending to date. Coupled with the employment of relatively conservative underwriting guidelines and the ability to minimize credit-related losses has been an important factor in the Company’s profitability during a period when many regionally based community banks and thrifts were impacted by credit quality problems. Management believes the emphasis on this type of lending carries a lower credit risk than the other portions of their loan portfolio, contributing to the Company’s high asset quality.

●

Increase Core Deposits and Enhance Core Earnings. Over the past several years, the Company has focused on reducing the reliance on higher costing CDs in order to reduce the cost of funds while focusing on increasing lower-cost core deposit accounts. The Company will continue to concentrate on increasing the core deposit base of savings and transaction accounts by emphasizing additional product offerings and high quality service. The Company intends to pursue growth of core deposit relationships by expanding into nearby growing communities through potential additional branch locations or acquisitions.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

●

Increase Consumer Lending Activity. Similar to recent strategies, the Company intends to increase the origination levels of consumer loans, including automobile loans. These loans are advantageous as they carry higher interest rates and shorter maturities that traditional 1-4 family residential loans. Such loans also mary provide for additional fee income from the borrowers.

●

Maintain Single-Family Non-Owner Occupied Loans. The Company anticipates that single-family non-owner occupied loan opportunities will continue to be available as the market continues to grow eastward to the communities served by the Company. This area of lending helps diversify the Company’s loan portfolio, increases revenue due to the higher yields available on these loan types and increases the Company’s presence in the local market area.

●

Remain a Community-Oriented Institution. The Company’s competitive strengths are personalized, superior customer service, extensive knowledge of the local markets and borrowers, and flexibility to customer needs. Management believes that the Company’s community orientation is attractive to current and prospective customers and distinguishes them from the large banks operating in the market area.

Balance Sheet Growth Trends

Table 1.1 presents the Company’s historical balance sheet data for the most recent five fiscal years ended December 31, 2015. During the period from the end of fiscal 2011 through fiscal 2015, assets have increased steadily from a low of $91.8 million to a high of $112.9 million, with the increase occurring in fiscal 2014 from the acquisition of Independence, which added approximately $20 million in assets to the balance sheet. Otherwise, internal growth has been modest. Increases in assets were funded by increases of deposits and equity gained from the acquisition of Independence. The dollar amount of stockholders’ equity has increased over the period shown, although equity as a percent of assets declined from fiscal 2011 to fiscal 2015 from 15.3% to 12.9% of assets, as asset growth exceeded the growth in equity.

Cash and cash equivalents increased at a 1.5% annual rate since the end of fiscal 2011, reaching $11.8 million (10.47% of assets) as of December 31, 2015. The levels of these assets depend on WCFB’s operating, financing, lending, and investing activities during any given period. The balance of loans receivable has fluctuated since fiscal 2011, and has generally remained in the range of 45% to 55% of assets. Deposits have historically comprised the majority of funding liabilities, and increased at an annual rate of 4.7% since the end of fiscal 2011, however, the deposit balance decreased over the last 12 months as a large public unit deposit account was withdrawn. Borrowings serve as an alternative funding source for the Company to address funding needs for growth, as well as to support management of deposit costs and interest rate risk. From fiscal year end 2011 through December 31, 2015, borrowings increased at an annual rate of 7.1%, and reached a peak balance of $8.0 million as of December 31, 2015.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

Table 1.1

Webster City Federal Bancorp

Historical Balance Sheets

											2011-2015
	As of December 31,										Annualized
	2011		2012		2013		2014		2015		Growth
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$91,824	100.00%	$92,923	100.00%	$92,524	100.00%	$111,235	100.00%	$112,916	100.00%	5.31%
Loans Receivable (net)	52,444	57.11%	45,437	48.90%	43,769	47.31%	55,039	49.48%	57,380	50.82%	2.27%
Cash and Equivalents	11,122	12.11%	19,932	21.45%	11,535	12.47%	9,134	8.21%	11,817	10.47%	1.53%
Investment Securities	24,445	26.62%	24,219	26.06%	33,549	36.26%	40,675	36.57%	36,526	32.35%	10.56%
Fixed Assets	1,429	1.56%	1,566	1.68%	1,564	1.69%	4,557	4.10%	4,570	4.05%	33.73%
Goodwill	0	0.00%	0	0.00%	0	0.00%	55	0.05%	55	0.05%	NM
Core Deposit Intangible	0	0.00%	0	0.00%	0	0.00%	26	0.02%	20	0.02%	NM
Other Assets	2,384	2.60%	1,770	1.90%	2,108	2.28%	1,748	1.57%	2,548	2.26%	1.68%
Deposits	$73,265	79.79%	$75,462	81.21%	$76,059	82.20%	$92,914	83.53%	$88,080	78.00%	4.71%
FHLB Advances	2,500	2.72%	1,000	1.08%	1,000	1.08%	1,000	0.90%	8,000	7.08%	33.75%
Other Liabilities	2,002	2.18%	1,654	1.78%	1,638	1.77%	2,499	2.25%	2,253	2.00%	3.00%
Stockholders Equity	14,057	15.31%	14,807	15.93%	13,827	14.94%	14,822	13.32%	14,583	12.92%	0.92%
Tang. Stockholders Equity	14,057	15.31%	14,807	15.93%	13,827	14.94%	14,741	13.25%	14,508	12.85%	0.79%
Net Unrealized Gain/(Loss) on Investment/MBS Available for Sale	$284	0.31%	$359	0.39%	($703)	-0.76%	$215	0.19%	$93	0.08%	-24.31%
Public Shares	771,330		765,930		713,423		723,360		522,476
MHC Shares	2,300,000		2,300,000		2,300,000		2,300,000		2,496,529

Total Shares Outstanding	3,071,330		3,065,930		3,013,423		3,023,360		3,019,005
Stockholders Equity/Share	$4.58		$4.83		$4.59		$4.90		$4.83
Stockholders Tangible Equity/Share	$4.58		$4.83		$4.59		$4.88		$4.81
Loans/Deposits	71.58%		60.21%		57.55%		59.24%		65.15%
Offices Open	1		1		1		2		2

(1)	Ratios are as a percent of ending assets.

Source: Webster City Federal Bancorp’s audited financial reports for 2010-2015.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

Equity increased at a 0.8% annual rate since the end of fiscal 2011 through December 31, 2015. Going forward, the post-Offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment and leveraging of the Offering proceeds, the expense of the stock benefit plans and, the potential impact of dividends and stock repurchases.

Loans Receivable

Loans receivable totaled $57.4 million, or 50.8% of total assets, as of December 31, 2015, and reflects 2.3% annual growth since the end of fiscal 2011. Over this period, the Company’s loan portfolio fluctuated from a high of $57.4 million in fiscal 2015 to a low of $43.8 million in fiscal 2013. The Company experienced a declining loan balance over the fiscal 2011 to fiscal 2013 period as interest rates declined to historically low levels, which accelerated loan repayment rates to levels in excess of WCFB’s origination volumes and the Company acted to sell additional loans into the secondary market. In addition, the economic recession of 2008-2009 also resulted in lower quality lending opportunities for the Company. The acquisition of Independence in fiscal 2014 added $10.5 million of loans to the loan portfolio. From fiscal 2014 through December 31, 2015 loans increased as the Company acted to increase consumer lending activities and from variances in the percentage of sales of fixed rate loans into the secondary market.

WCFB’s lending strategy has consistently reflected a very high concentration of 1-4 family first mortgage loans. Over the past two years the ratio of 1-4 family first mortgage loans to total loans has been above 80% of total loans, with the majority consisting of owner-occupied single family loans. The Company has limited other lending primarily to consumer and commercial real estate (including construction and land) loans, which are generally secured by a variety of commercial property and retail businesses. At December 31, 2015, commercial real estate and multi-family loans equaled 5.1% of total loans, which increased in relation to total loans from 4.7% at fiscal yearend 2014. Other areas of lending diversification for the Company at December 31, 2015, consumer loans (7.8% of total loans versus 5.5% at fiscal yearend 2014). The Company does not offer commercial business loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Cash, Investments and Mortgage-Backed Securities

The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds, and to support the established credit and interest rate risk objectives. At December 31, 2015, all of the investment securities were classified as available for sale, totaling $36.5 million or 32.4% of assets. Mortgage-backed securities (“MBS”) comprised 47.5% of entire securities portfolio as of December 31, 2015, with the portfolio consisting substantially of securities guaranteed or insured by Fannie Mae or Freddie Mac. Other investment securities included municipal securities (51.0% of securities) and a small amount of corporate securities. See Exhibit I-4 for the investment portfolio composition.

The Company’s level of cash and equivalents ranged from 8.2% of assets at December 31, 2014 to 21.5% of assets at December 31, 2015. Cash and equivalents and time deposits increased by $2.7 million from fiscal 2014 to 2015 reflecting the short-term needs for funds and changes in the deposit portfolio.

No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term, except that the level of cash and investments is anticipated to increase initially following the Second Step Conversion. Over the longer term, it is the Company’s desire to leverage the proceeds with loans to a greater extent than investment securities, but achievement of this objective will be dependent upon numerous factors, including loan demand, the competitive environment, and the interest rate environment. Management has indicated that leveraging of the expanded equity base by utilizing investment securities, including MBS, will continue to be evaluated based on market conditions, profitability, interest rate risk and other similar considerations.

Funding Structure

Since fiscal year end 2011, deposits have grown at a 4.7% annual rate, and the composition has changed modestly as the Company has strived to increase savings and transaction accounts and reduce reliance on time deposits. As a result of the foregoing actions, the composition of CDs to total deposits decreased from 57.4% for fiscal 2014 to 54.0% for fiscal 2015. For the year ended December 31, 2015, the Company’s remaining deposits consisted of money market accounts (13.3% of total deposits), savings accounts (13.1% of total deposits), and interest and non-interest bearing NOW accounts (19.6% of total deposits). Over the last 12 months, the Company’s deposits decreased by $4.8 million, which was primarily due to a withdrawal of a single $3.0 million public unit deposit account. In the future, the Company intends to continue to market the core transaction accounts, primarily checking accounts, emphasizing high quality and competitive pricing for the products.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

As of December 31, 2015, borrowed funds totaled $8.0 million, representing 7.1% of total assets. The Company’s balance of borrowings increased from $1.0 million in fiscal 2012. FHLB of Des Moines advances are available to meet seasonal withdrawals of deposits, if any, and to permit increased lending. Certain additional borrowings were taken in fiscal 2015 in order to replace withdrawn deposits and maintain the earning asset base of the Company. The Company manages the funding base based on alternative funding costs and interest rate risk management considerations, and utilizes borrowings to assist in leveraging the equity base.

Equity

As of December 31, 2015, WCFB’s stockholders’ equity totaled $14.6 million, or 12.93% of assets, while tangible equity totaled $14.5 million or 12.85% of assets. The equity/assets ratio decreased from 15.31% to 12.93% of assets between fiscal year end 2011 and December 31, 2015, with the balance of equity impacted by net changes to retained earnings and changes to the AFS adjustment.

WCFB maintained surpluses relative to its regulatory capital requirements at December 31, 2015, and was qualified as a “well capitalized” institution. The Offering proceeds will serve to further strengthen the Company’s regulatory capital position and support the Company’s strategies going forward. The ability to increase equity will be dependent upon the ability of WCFB to execute a business plan focused on balance sheet and earnings growth realized through growth of the residential mortgage loan portfolio, funds raised through the branch network, and potential acquisitions or de novo branching.

Income and Expense Trends

Table 1.2 shows the WCFB’s historical income statements for the past five fiscal years through December 31, 2015. The Company has consistently maintained profitable operations over the fiscal 2011 to 2015 time period, with the level of net income a result of underlying changes in the net interest margin, loan loss provisions, and operating expenses. Over the most recent 12 month period, changes in the various sections of the income statement caused a slight reduction in earnings. Over the time period shown in Table 1.2, net income ranged from a low of $127,000 (0.13% of average assets) in fiscal 2011 to a high of $822,000 (0.89% of average assets) in fiscal 2012 and equaled $393,000 (0.35% of average assets) for the 12 months ended December 31, 2015. Non-operating income and expenses have typically had a limited impact on earnings and consisted primarily of gains or losses on the sale of investment securities.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Table 1.2

Webster City Federal Bancorp

Historical Income Statements

	For the Fiscal Year Ended December 31,
	2011		2012		2013		2014		2015
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$4,214	4.44%	$3,772	4.08%	$3,274	3.57%	$3,958	3.81%	$3,707	3.31%
Interest Expense	(1,188)	-1.25%	(844)	-0.91%	(633)	-0.69%	(696)	-0.67%	(613)	-0.55%
Net Interest Income	$3,026	3.19%	$2,928	3.17%	$2,641	2.88%	$3,262	3.14%	$3,094	2.76%
Provision for Loan Losses	(174)	-0.18%	(129)	-0.14%	0	0.00%	(18)	-0.02%	(190)	-0.17%
Net Interest Income after Provisions	$2,853	3.00%	$2,799	3.03%	$2,641	2.88%	$3,244	3.12%	$2,904	2.59%

Other Income	$358	0.38%	$567	0.61%	$453	0.49%	$281	0.27%	$320	0.29%
Operating Expense	(3,147)	-3.31%	(2,793)	-3.02%	(2,286)	-2.49%	(2,814)	-2.71%	(2,748)	-2.45%
Net Operating Income	$64	0.07%	$573	0.62%	$809	0.88%	$711	0.68%	$476	0.42%

Charitable Contribution	0	0.00%	0	0.00%	0	0.00%	0	0.00%	(260)	-0.23%
Gain(Loss)/Impairment on Securities	$0	0.00%	$585	0.63%	$7	0.01%	($161)	-0.16%	$208	0.19%
Total Non-Operating Income (Exp.)	$0	0.00%	$585	0.63%	$7	0.01%	($161)	-0.16%	($52)	-0.05%

Net Income Before Tax	$64	0.07%	$1,158	1.25%	$816	0.89%	$550	0.53%	$424	0.38%
Income Taxes	64	0.07%	(336)	-0.36%	(220)	-0.24%	(101)	-0.10%	(30)	-0.03%
Net Income (Loss)	$127	0.13%	$822	0.89%	$595	0.65%	$449	0.43%	$394	0.35%
Adjusted Earnings:
Net Income	$127	0.13%	$822	0.89%	$595	0.65%	$449	0.43%	$394	0.35%
Add(Deduct): Non-Operating (Inc)/Exp	(0)	0.00%	(585)	-0.63%	(7)	-0.01%	161	0.16%	52	0.05%
Tax Effect	0	0.00%	234	0.25%	3	0.00%	(55)	-0.05%	(18)	-0.02%
Adjusted Earnings:	$127	0.13%	$471	0.51%	$591	0.64%	$555	0.53%	$429	0.38%

Diluted Shares Outstanding	3,072,174		3,071,167		3,050,328		2,976,444		3,021,904
Reported Earnings Per Share ($):	$0.04		$0.27		$0.20		$0.15		$0.13
Adjusted Earnings Per Share ($):	$0.04		$0.15		$0.19		$0.19		$0.14

Memo:
Efficiency Ratio (%)	92.99%		79.90%		73.87%		79.44%		80.49%
Return on Equity (%)	0.89%		6.06%		4.13%		3.09%		2.68%
Effective Tax Rate (%)	-99.73%		29.02%		27.02%		18.38%		7.07%

(1)	Ratios are as a percent of average assets.

Source: Webster City Federal Bancorp’s audited financial reports for 2011-2015.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Net Interest Income

Over the period from fiscal 2011 to fiscal 2015, net interest income has fluctuated in dollar amount, yet declined as a percent of average assets given the historical low interest rate environment, although such decline has been limited due to the large proportion of loans in portfolio with fixed rate characteristics. The Company’s balance sheet growth has helped maintain the level of net interest income, which totaled $3.1 million over the past 12 months. Both interest income and interest expense ratios have decreased since 2011, with the interest income ratio declining by 113 basis points and the interest expense ratio decreasing by 70 basis points. This trend is further evident in the yield/cost trends from 2014 to 2015, as the Company’s yield-cost spread decreased slightly from 2.92% in 2014 to 2.89% in 2015 as shown in Exhibit I-5. Following the Second Step Conversion, the Offering proceeds should increase net interest income, but have a limited impact on the Company’s overall spreads.

The impact of declining interest rates is more fully evidenced in the detailed financial data shown in Table 1.2, as interest income diminished from $4.2 million (4.44% of average assets) in fiscal 2011 to $3.7 million (3.31% of average assets) for the 12 months ended December 31, 2015. Over the corresponding timeframe, the Company’s interest expense diminished from $1.2 million in fiscal 2011 (1.25% of average assets) to $0.6 million (0.55% of average assets) for the 12 months ended December 31, 2015. The Company’s yield/cost spread remains subject to the margins inherent in its core business (i.e., funding residential mortgage loans primarily with CD deposits and, to a lesser extent, borrowings).

Loan Loss Provisions

For the 12 months ended December 31, 2015 loan loss provisions totaled $190,000, or 0.17% of average assets, which is currently at the highest level since 2011. The recent increase in provisions is largely due to increased growth in the loan portfolio as well as general risks associated with the Company’s market area which is concentrated in agriculture. The allowance for loan losses was $505,000 at December 31, 2015 compared to $361,000 at December 31, 2014. NPAs and net chargeoffs have remained relatively low over the time period, lessening the need for ALLLs and additional provisions.. Going forward, WCFB will continue to evaluate the adequacy of the level of ALLLs on a regular basis, and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the review period.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Non-Interest Income

Non-interest operating income has been an earnings contributor for the Company, and consists primarily traditional sources of fee income for a community bank, including deposit account fees and service charges and loan fee income. This income source has ranged from a high of $567,000 in fiscal 2012 to a low of $281,000 in fiscal 2014, and equaled $319,000 for fiscal 2015. Other sources of non-interest income include income from bank and credit card interchange fees and other miscellaneous fees and service charges. Since the Company is primarily a portfolio lender, it does not earn servicing income and loan fees such as late payment charges are limited, owing to the high credit quality of the portfolio. The concentration of deposit accounts in certificates of deposit also acts to limit deposit account fee income.

Operating Expenses

Since fiscal 2012, the dollar amount of annual operating expenses has remained relatively stable at approximately $2.7 million. Since that date, the operating expense ratio has decreased from 3.02% of average assets to 2.45% of average assets due to asset growth. WCFB’s expense base is relatively typical of a community bank, with the most significant expense categories consisting of personnel compensation and benefits, office occupancy and equipment and data processing expenses. Over the most recent 12 month period, the largest increase was in office property and equipment, which was offset by a decrease in data processing expense. Expenses are minimized through the two branch office operations and the relatively narrow product line of residential real estate lending.

Operating expenses are expected to increase on a post-offering basis as a result of the expense of the additional stock-related benefit plans. At the same time, WCF Bancorp will seek to offset anticipated growth in expenses from a profitability standpoint through balance sheet growth and by reinvestment of the offering proceeds into loans over the longer term. Additionally, the Company will strive to control its operating expenses, particularly since its thrift operating strategy limits the level of net interest and non-interest fee income, while recognizing, as a smaller institution, the Company is disproportionately affected by the continually increasing costs of compliance with new banking and other regulations, making it increasingly more difficult to control operating expenses.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Non-Operating Income/Expense

Non-operating income and expenses have had a varied impact on earnings and have consisted primarily of gains or losses on the sale of investment securities, or impairments of certain securities in 2014. For fiscal 2015, the WCFB also incurred a non-operating loss in the form of a charitable contribution of $260,000 whereby the Company’s former headquarters office building was contributed to a local organization. These income or expense items are excluded from the Company’s earnings base for valuation purposes.

Taxes

The Company’s effective tax rate has fluctuated over the last five fiscal years and equaled 7.1% for the 12 months ended December 31, 2015. This was abnormally low tax rate due to the charitable contribution noted above. The Company’s marginal tax rate, as stated in the prospectus, is 37.3%.

Efficiency Ratio

The Company’s efficiency ratio has remained relatively stable since fiscal 2012, and equaled 80.51% in fiscal 2015. The decline in the operating expense ratio has been offset in general by the reduction in the net interest income ratio. On a post-offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering. However, a portion of the benefit is expected to be offset by the increased expense of the stock benefit plans.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

➢	Using alternative funding sources, such as advances from the FHLB of Des Moines;

➢	Selling long term fixed-rate originations with terms-to-maturity in excess of 20 years into the secondary market;

➢	Continuing to emphasize increasing core deposits;

➢	Offering adjustable rate and shorter-term consumer loans;

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

➢	Investing in investment securities with variable rates or fixed rates of shorter maturity; and,

➢	Maintaining a strong level of interest-free equity to fund earning assets.

The Company’s primary lending strategy is focused on residential mortgage lending where demand is limited to fixed rate loans in the current market environment. Accordingly, there is an inherent mismatch in the duration of loans and the funding liabilities at this point in time. Thus, the Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will be adversely affected during periods of rising and higher interest rates.

The Company has establish an Asset/Liability Management Committee to assess the level of risk, and in conjunction with an IRR management consultant, interest rate risk is being reviewed. The interest rate risk report as of December 31, 2015 indicates that the Company’s economic value of equity (“EVE”) would decline by 12.2% pursuant to a 200 basis point increase in interest rates, and decrease by 3.7% pursuant to a 100 basis point decrease in interest rates (see Exhibit I-5). Overall, the projected impact to the Company’s EVE suggests that the Company’s exposure to rising interest rates up to a 300 basis point rate shock is relatively significant, while a reduction in rates is highly unlikely given that short-term rates are near zero in the current environment. At the same time, the Company’s interest rate risk exposure is mitigated to an extent by the level of WCFB’s equity base, on both a pre- and post-shock basis.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s equity position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Historically, the Company’s lending activities have been focused primarily on first position residential mortgage lending (both owner-occupied and non-owner occupied), and to a lesser extent on consumer lending and commercial mortgage lending. It is management’s intent to continue to emphasize the origination of single-family, owner-occupied and non-owner occupied loans, along with consumer loans. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of December 31, 2015, the components of the loan portfolio were as follows:

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

●

Permanent 1-4 family first mortgage loans secured by residential properties totaled $50.5 million, or 87.0% of total loans, thus comprising the majority of the loan portfolio, $46.5 million is owner occupied (80.1% of total loans) and $4.0 million is non-owner occupied (6.9% of total loans);

●	Consumer loans, including new and used automobile loans, home equity loans and other miscellaneous loans totaled $4.5 million, or 7.8% of total loans; and,

●	Commercial real estate mortgage loans, including a small balance of multi-family loans, totaled $3.0 million, or 5.1% of total loans.

Residential Lending

As of December 31, 2015, the majority of the loan portfolio consisted of residential mortgage loans collateralized by owner-occupied and non-owner occupied single-family properties. The Company offers both fixed rate, and adjustable rate 1-4 family mortgage loans for portfolio, however due to the historically low interest rate environment and resulting customer preference, almost all 1-4 mortgage loans in portfolio have fixed rates of interest. Fixed rate loans are offered with terms of up to 30 years, and are generally underwritten to Fannie Mae or Freddie Mac origination guidelines, which facilitate their sale into the secondary market. ARM loans originated by the Company typically adjust annually or every three, five or seven years indexed changes in a market based index. Changes in interest rates on the loans are usually limited to 2% per adjustment period and 6% over the life of the loan. WCFB does not offer “interest only” or “Option ARM” loans, or originated loans classified as “subprime”.

The Company generally requires private mortgage insurance for 1-4 family mortgage loans with a loan-to-value (“LTV”) ratio of 80% or more, and will originate loans with LTV’s of up to 90% with private mortgage insurance. During the years ended December 31, 2015 and 2014, the Company did not originate a material amount 1-4 family residential loans with LTV in excess of 80%. The majority of 1-4 family mortgage loans originated by the Company are secured by residences in the local market area. In the past, the Company has generally retained fixed rate residential loans with terms of less than 20 years in portfolio, and sold loans with terms in excess of 20 years into the secondary market as part of interest rate risk management.

Non-owner occupied residential loans totaled $4.0 million, or 6.9% of total loans as of December 31, 2015. These loans carry increased risk given the source of income for loan repayment is from rental income. WCFB has specific underwriting guidelines for single-family non-owner occupied loans whereby the Company prepares a rental income cash flow analysis of the borrower and considers the net operating income of the property, the borrower’s expertise,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

credit history and profitability, and the value of the underlying property. In the recent low interest rate environment, these loans have been originated as fixed rate loans. The Company generally lends up to 75% of the property’s appraised value, while maturities are limited to 20 years. As of December 31, 2015, the largest non-owner occupied residential real estate loan had a balance of $194,000 and was performing in accordance with its terms.

Commercial Real Estate/Multi-Family Lending

As of December 31, 2015, multi-family and commercial real estate loans, including land and farm loans together equaled $3.0 million (5.1% of loans), representing a more modest lending activity for the Company. In recent periods, the Company has significantly reduced the emphasis on these types of loans, and does not intend to emphasize commercial real estate, land or multi-family loans going forward. These loans are attractive due to the higher average balances, higher yields and short terms-to-repricing of these loans. Security for such loans includes retail establishments, industrial buildings, service facilities or raw land. In recent periods, nearly all originations of these types of loans have been fixed rate, with terms of up to 20 years and a maximum LTV ratio of 75%. The Company generally requires a minimum debt service ratio of 1.15x. As of December 31, 2015, the largest commercial real estate loan in portfolio had a balance of $302,000 and was performing in accordance with its terms, while the average balance of such loans was $71,000.

The Company recognizes that commercial property lending involves additional risk in comparison to residential lending as loan repayment depends upon the ability of the property to produce income. Essentially all of the commercial real estate loans are secured by property with in the Company’s primary market area.

Non-Mortgage Lending

WCFB has not historically originated commercial and industrial loans, and maintained a zero balance of such loans as of December 31, 2015. Personal consumer loans are the second primary part of the Company’s lending operations. Consumer loans primarily consist of new and used automobile, home improvement, home equity, recreational vehicle loans and loans secured by certificates of deposit, and totaled $4.5 million, or 7.8% of total loans as of December 31, 2015. Home equity loans are included in the consumer loan balance and are secured by a first or second mortgage on residential property. Home equity loans can have either fixed or adjustable interest rates.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

Consumer loans represent the second largest segment of the loan portfolio and provide provide benefits such as enhanced yields on the loans and shorter terms-to-maturity. The Company’s strategic plan includes the intention to expand this portion of the loan portfolio.

Origination, Purchasing, and Servicing of Loans

The largest segment of the Company’s loan origination volume has historically consisted of 1-4 family residential mortgage loans consistent with the composition of the loan portfolio as previously discussed. Such loans are originated by loan personnel located in the office locations. Residential mortgage loan originations come from a number of sources, including customer referrals, word of mouth, real estate agents and home builders and walk-in traffic. The Company has not historically purchased loans from third parties, however did acquire approximately $10.5 million of loans in central Iowa as a result of the Independence transaction. Such loans consisted solely of 1-4 family residential loans. For the two years ended December 31, 2015, $14.3 million, or 76% of total originations, consisted of 1-4 family residential mortgage loans. A small portion of such originations were secured by investment property. The remaining loan originations for the two year period included $3.6 million of consumer loans (19% of originations) and $0.9 million of commercial real estate loans (5% of originations).

WCFB does engage in a level of loan sales, preferring to sell conforming fixed rate 1-4 family loans in general with terms to maturity of greater than 20 years into the secondary market on a servicing released basis. Such loan sales totaled $6.2 million in fiscal 2015. Exhibit I-9 provides a summary of the Company’s loan origination, purchases and sales activities over the past two fiscal years. Loan originations for the 12 months ended December 31, 2015 totaled $11.3 million, as compared to $7.5 million for fiscal 2014.

Asset Quality

Historically, the Company’s credit quality measures have implied relatively limited credit risk exposure, given the focus on 1-4 family permanent mortgage loans and conservative loan underwriting practices. Further, most loans are secured by property in the local market area. Over the past four fiscal years, WCFB’s balance of NPAs has remained below 0.75% of average assets, and such NPAs totaled $795,000, or 0.70% of assets at December 31, 2015 (see Exhibit I-10 for details with respect to the Company’s asset quality). Balances of OREO have been minimal, and there have been zero balances of accruing troubled debt restructured loans. Thus, NPAs as of December 31, 2015 consisted primarily of non-accruing loans and accruing loans greater than 90 days delinquent. As of December 31, 2015, non-accrual loans were secured by farmland and residential property.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19

WCFB maintains allowances for loan and lease losses (“ALLL”) to recognize probable losses associated with the loan portfolio. For the year ended December 31, 2015, the ratio of allowances to non-performing loans declined as the ALLL balance increased, while the ratio of allowances to total loans increased. The reserve coverage ratio at December 31, 2015 equaled 103.7% of non-accruing loans and 0.87% of total loans. (See Exhibit I-5 for details with respect to the Company’s valuation allowances and loan charge-offs).

The overall level of NPAs remains low and loan charge-offs have been limited, reflective of WCFB’s conservative lending operations. The Company’s management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size, and composition of the loan portfolio, as well as other factors such as historical loss experience, industry trends, and local real estate market and economic conditions.

Funding Composition and Strategy

As of December 31, 2015, deposits equaled $88.1 million, or 78% of total assets. For the year end December 31, 2015, average total deposits were $91.3 million (see Exhibit I-11). Average deposits declined by $2.3 million during fiscal 2015, as the Company experienced a loss of higher costing certificates of deposit, with a portion of the deposit outflow replaced by higher balances of savings, money market and NOW accounts. The Company has made a concerted effort to increase lower-cost transaction deposit accounts and reduce the proportion of traditional higher cost CDs. For calendar year 2015, the Company’s average balance of time deposits equaled $49.3 million, or 54.0% of the Company’s average deposit base for that time period. At December 31, 2015, jumbo CDs (balances of $100,000 or more) equaled $13.3 million, or 29% of total CDs. The Company does not hold any brokered CDs. A table showing the maturity profile by interest rate of the certificate of deposit portfolio is presented in Exhibit I-12.

For the year ended December 31, 2015, the Company’s remaining deposits consisted of money market accounts (13.3% of total deposits), savings accounts (13.2% of total deposits), and interest and non-interest bearing NOW accounts (19.6% of total deposits).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20

Borrowings have been utilized primarily as a supplemental funding source to fund cash flow needs and to facilitate interest rate risk management by extending the maturity profile of the liability base. The Company also utilizes borrowings when such funds are priced attractively relative to deposits and to generate additional liquid funds, if required. As of December 31, 2015, the Company’s borrowings totaled $8.0 million, equal to 7.1% of total assets, and such borrowings were increased from $1.0 million for fiscal 2014 in order to replace certain of the deposit funds withdrawn during fiscal 2015. Such borrowings carried a weighted average interest rate of 2.17%, and $7 million of the borrowings were scheduled to mature during calendar year 2016. Exhibit I-13 provides details of the Company’s balances and interest rates on borrowings as of December 31, 2015.

Subsidiaries

Presently, WCFB has no direct or indirect subsidiaries other than WCF Financial. The Bank has one subsidiary, WCF Financial Service Corp, which is inactive and previously provided insurance products. Upon conversion, WCF Financial will become the subsidiary of WCF Bancorp.

Legal Proceedings

WCFB is not a party to any pending legal proceeding that the Company believes would have a material adverse effect on the financial condition, results of operations or cash flows.

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.1

II. OPERATING ENVIRONMENT AND MARKET AREA

Introduction

WCFB conducts its operations out of its main office in Webster City, Iowa, the county seat of Hamilton County, and a branch office location in Independence City, Buchanan County, Iowa. Hamilton County is a relatively rural market located in north-central Iowa and as of 2015 reported a total population of 15,000. Webster City is a community of approximately 8,000 residents within Hamilton County. The Company’s second office location is in Independence City, the county seat of Buchanan County, named after James Buchanan, the 15th President of the United States. This office, acquired in 2014, is approximately 100 miles directly east of Webster City, to the east of Waterloo, Iowa, and thus is not in a contiguous market. WCFB considers the communities of Webster City and Independence and the immediate surrounding areas to the be the primary market areas for deposit gathering, while the Company’s lending activities are conducted over a broader region of norther central Iowa. Information regarding the Company’s office locations is included in Exhibit II-1.

WCFB focuses on providing personal service while meeting the needs of its retail customer base, emphasizes personalized banking services to retail customers and offers a broad array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Lending operations are focused on residential mortgage and consumer products.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the regional markets, particularly the future growth and stability of the regional economy, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been considered in the analysis of the Company’s pro forma market value.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the financial services industry and the economy as a whole. Since the end of the “great recession” in 2009, the national economy has recorded modest growth rates, in terms of gross domestic product (“GDP”), ranging from a low of 1.6% in calendar year 2011 to a high of 2.5% in calendar year 2010. GDP growth was 2.2% for

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.2

calendar year 2015 and projected to equal 2.6% in 2016, indicating positive, yet modest growth for the US economy. As a result of the recession, 7.0 million jobs were lost as the economy shrank and consumers cut back on spending, causing a reduction in the need for many products and services. Total personal wealth declined notably due to the housing crisis and the drop in real estate values. The economy has recorded slow, but steady job growth since reaching a low in early 2010, with 7.2 million jobs added to the economy through the end of 2014, resulting in an all-time high in the number of jobs in the United States. Employment growth was particularly strong in calendar year 2015, with 2.49 million jobs created. As of December 31, 2015, the total civilian employment base totaled 149.9 million.

Reflecting the ongoing Federal Reserve policy of limiting inflation, since calendar year 2010 the national annualized inflation rate has ranged from a low of 1.47% in 2013 to a high of 3.16% for 2011. These figures are somewhat lower than longer term averages. The national inflation rate was 1.62% for 2014, and averaged 0.5% through the 12 months ended November 2015, indicating a continuation of the modest inflationary environment in the current year. Indicating a level of continued improvement, the national unemployment rate equaled 5.0% as of December 2015, a decline from 5.6% as of December 2014 and from 6.7% as of December 2013. The Federal Reserve has indicated that it will continue efforts to stimulate growth in the economy, through raising interest rates. The previous strategy of fiscal stimulus through the purchasing of housing related assets from the private sector has been ended. Higher interest rates are expected to remain a focus in order to support the stock market.

The major stock exchange indices have continued to record positive results since the end of the recession in 2009, with the Dow Jones Industrial Average (“DJIA”) recording increases in each year through 2013 and double digit increases in calendar years 2009 and 2013. Economic growth, along with improved corporate profits through increased efficiencies has resulted in the higher stock index values. There has been notable period-to-period volatility based on various internal and external (worldwide) events. Since reaching a low of 6,547 in the first quarter of 2009, the DJIA has increased by approximately 170%, while the other major stock indices have also increased substantially. As an indication of the changes in the nation’s stock markets over the last 12 months, on December 31, 2015, the DJIA closed at 17,425.03, a decrease of 2.3% from December 31, 2014, and the NASDAQ Composite Index closed at 5,007.41 an increase of 5.4% over the same time period. The S&P 500 closed at 2,043.94 on December 31, 2015, a decrease of 0.7% from December 31, 2014.

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.3

Regarding factors that most directly impact the banking and financial services industries, the residential real estate industry has to a large extent recovered from the 2007-2009 housing crisis and recession. Following a relatively slow recovery through early 2012, since that time the number of housing foreclosures has remained modest, new and previously-owned home sales have increased, and residential housing prices have recorded double-digit increases in most metropolitan areas of the country. Home builders continue to report rising levels of activity for new home construction. The Mortgage Bankers Association (the “MBA”) predicts existing home sales in 2016 will increase by 5.0% from 2015 levels, and new home sales to increase by 17.0% in 2016 from levels in 2015. The MBA forecast also showed overall increases in the median sale prices for new and existing homes for 2016. Total mortgage production is forecasted to decline to $1.3 trillion in 2016 from $1.5 trillion in 2015. The commercial real estate market has also generally improved in terms of sales activity, lease terms and vacancy rates. However, recent market sentiment indicates that rising commercial real estate valuations coupled with low interest rates have created large demand for commercial real estate assets. As a result, regulators are watching the market closely as a recent Federal Reserve report highlighted the fact that valuation pressures in commercial real estate are rising as commercial property prices continue to increase rapidly. Other industry viewpoints include valuation expectations for the commercial real estate industry will be more moderate for 2016. The Sentiment Index, released by the Real Estate Roundtable, surveys commercial real estate executives on various market indicators. The results of this survey reflect that conditions are generally good, though there are concerns about global instability, rising interest rates, and the sense that growth opportunities may be getting harder to find at this stage in the cycle.

Based on the consensus outlook of nearly 63 economists surveyed by The Wall Street Journal in December 2015, the U.S. economy is poised for stronger growth in 2016, with GDP growth at 2.2% for yearend 2015, due to lower gas prices, a tighter job market and expectation of steady wage gains. The forecast reveals the U.S. economy should grow at a similar pace of 2.6% in 2016. Most of the economists expect that the unemployment rate will continue to steadily decline, from 5.0% in December 2015 to 4.8% by June 2016, and is forecasted to fall to 4.7% by the end of 2016, which would be the lowest jobless rate since April 2008. On average, the economists expect the Federal Reserve to further raise its target rate in first quarter of 2016, and forecast an increase in 10-year Treasury yield to 2.86% by the end of 2016. Inflation pressures were forecasted to remain below 2.1% through the end of 2016 and the price of oil was expected to level up to approximately $50 a barrel through the end of 2016.

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.4

Interest Rate Environment

The Federal Reserve manages interest rates in order to promote economic growth and to avoid inflationary periods. The Fed has maintained a historically low interest rate environment since calendar year 2008 in reaction to the national recession and housing crisis and as an attempt to stimulate the housing market and overall economy. As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%. In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy. The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve. The low interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. The strategy has achieved its goals, as borrowing costs for residential housing have been at historical lows, and the prime rate of interest remains at a low level.

As of December 31, 2015, one- and ten-year U.S. government bonds were yielding 0.65% and 2.27%, respectively, compared to 0.25% and 2.17% as of December 31, 2014. The overall low interest rates has had an unfavorable impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. In the last couple of years, asset yields have continued to decline, while material reductions in liability costs have ceased, resulting a gradual reduction in yield/cost spreads for many institutions. In addition, institutions who originate substantial volumes of prime-based loans have also given up yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2008. This low interest rate environment, along with continued competition in the industry for quality loans, has placed downward pressure on net interest margins. However, most recently, the poor performance of the stock market contributed to interest rates edging lower ahead of the Federal Reserve’s mid-December meeting, which was followed by a spike up in interest rates as the Federal Reserve raised its federal funds target rate by 25 basis points as expected. Following the rate hike by the Federal Reserve, long-term Treasury yields stabilized through the second half of December. Historical interest rate trends are presented in Exhibit II-2.

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.5

Market Area Demographics

Future business and growth opportunities for WCF Bancorp are directly tied to the demographics and growth trends in the local markets served. As shown in Table 2.1, the Company operates in relatively small and slow growth markets. Hamilton County, the location of the Company’s home office, reported a total population of 15,000 as of 2015. In terms of key demographic statistics, Hamilton County’s population has realized declines in recent periods, as the population declined at a 0.6% annual rate from 2010 to 2015 compared to the statewide annual growth rate of 0.4% and nationwide annual growth rate of 0.7%. Furthermore, Hamilton County’s population is projected to continue to decline at a slightly higher annualized rate of 0.7% over the next six years, while the state of Iowa and the U.S. are projected to continue to realize growth in population size and total households. Buchanan County reveals somewhat more favorable demographic characteristics, reporting a population of 21,000 as of 2015, which has increased at an annual rate of 0.1% since 2010 and is expected to increase at a higher rate of 0.4% annually over the next six years. Buchanan County benefits from its location adjacent to the Waterloo, Iowa metropolitan area.

Table 2.1 also provides data regarding the distribution of residents by age categories, and indicates that the population of Hamilton County is on average older when compared to Buchanan County as well as Iowa in general. While older residents may provide a base of financial institution deposits for institutions such as Webster City, the lower number of younger residents may act to restrict future sources of business for financial institutions in terms of lending, deposits and other financial services.

Consistent with the less favorable demographic characteristics of Hamilton County, the Company’s home office market reported lower levels of income in terms of median household and per capita incomes when compared to state and national averages. In contrast, Buchanan County’s income levels were notably higher than Hamilton County and also higher than statewide and nationwide averages in 2015. Median household income in Hamilton County equaled $46,669 in 2015, while Buchanan County’s median income was $62,749. Projected increases in median household income and per capita income for Buchanan County surpass the projected rates for the state and nation over the next six years. These income statistics are also evident in the household income distribution figures of Table 2.1, with Hamilton County having the lowest distribution of household income above $100,000.

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.6

Table 2.1

WCF Bancorp, Inc.

Summary Demographic/Economic Data

	Year			Growth Rate
	2010	2015	2021	2010-2015	2015-2021
				(%)	(%)
Population (000)
USA	308,746	319,460	334,342	0.7%	0.8%
Iowa	3,046	3,111	3,206	0.4%	0.5%
Hamilton, IA	16	15	15	-0.6%	-0.7%
Buchanan, IA	21	21	21	0.1%	0.4%

Households (000)
USA	116,716	121,099	127,049	0.7%	0.8%
Iowa	1,222	1,254	1,299	0.5%	0.6%
Hamilton, IA	7	6	6	-0.4%	-0.6%
Buchanan, IA	8	8	9	0.3%	0.6%

Median Household Income ($)
USA	NA	53,706	59,865	NA	1.8%
Iowa	NA	54,659	60,449	NA	1.7%
Hamilton, IA	NA	46,669	45,906	NA	-0.3%
Buchanan, IA	NA	62,749	70,239	NA	1.9%

Per Capita Income ($)
USA	NA	28,840	32,569	NA	2.0%
Iowa	NA	28,862	32,610	NA	2.1%
Hamilton, IA	NA	24,492	24,507	NA	0.0%
Buchanan, IA	NA	30,478	35,756	NA	2.7%

2015 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.1	27.2	26.3	17.6	9.8
Iowa	19.3	26.8	24.6	18.1	11.2
Hamilton, IA	18.7	22.5	25.1	19.4	14.3
Buchanan, IA	22.0	23.5	24.6	18.4	11.5

2015 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	23.5	23.9	29.8	22.8
Iowa	21.3	25.0	33.4	20.3
Hamilton, IA	27.7	25.6	34.8	11.9
Buchanan, IA	15.8	22.7	37.5	23.9

Source: SNL Financial, LC.

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.7

Local Economy

Hamilton County has an employment base across a number of industries including agriculture, manufacturing, food manufacturing, food processing and renewable fuels. Convenient transportation access via highway and rail is present, as Webster City is strategically located at the crossroads of Interstate 35 and US Highway 20. The city is located 3 hours south of Minneapolis, Minnesota and approximately an hour north of Des Moines, Iowa, and most Midwest metro areas can be reached within one day of driving from Webster City. Buchanan County has a well-established industrial, commercial and retail base which is tied in part to the Waterloo, Iowa metropolitan area economy.

Webster City is the headquarters location to several companies including Vantec, Van Diest Supply Company, Mary Ann’s Specialty Foods, Webster City Custom Meats, and Tasler, Inc., as shown in Table 2.2. Additionally, as a regional population center, the Van Diest Medical Center provides the surrounding area with health care access and is one of the local area’s largest employers. The economy of Webster City is largely dependent upon manufacturing and agricultural related sources, with Van Diest Supply Company currently ranking as the top employer in Webster City and other manufacturing companies making up the majority of the top employers. The Van Diest Supply Company is a family-owned business and leading manufacturer and distributor of agricultural chemicals. The Van Diest family has significantly contributed to the Webster City community, creating hundreds of manufacturing jobs for local residents and providing the financial backing for the construction of the area’s medical center, the Van Diest Medical Center, which is the second largest employer in Webster City.

Table 2.2

WCF Bancorp, Inc.

Largest Employers in Webster City, Iowa

Company	Description	# of Employees

Van Diest Supply Company	Fertilizers, ag. chemicals	600
Van Diest Medical Center	Critical Access Hospital	240
Mary Ann’s Specialty Foods	Meat Processing	220
Webster City Custom Meats	Meat Processing	200
Hamilton County	Local Government	125
Vantec, Inc.	Plastic Injection Molder	100
Tasler, Inc.	Pallet Manufacturer	100
City of Webster City	Local Government	70
SGE Pork	Pork Production	65
Seneca Foundry	Gray & Ductile Iron Foundry	50
Cropland Containers	Agriculture Containers	20

Source: Webster City Economic Development.

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.8

Buchanan County’s economy is also focused on agriculture, agriculture-related and manufacturing employment. In addition, Buchanan County serves in part as a bedroom area for Waterloo, Iowa, as a notable portion of residents commute to jobs within the city of Waterloo. Companies such as Tyson Foods and Monsanto have recently relocated operations to the Independence area. Typical industries located in Buchanan County include food processing, plastics manufacturing and metals related manufacturing. In recent years, some employers have moved from the Waterloo area to Buchanan County.

Market Area Employment Sectors

As shown in Table 2.3 below, the State of Iowa, Hamilton County and Buchanan County reported the largest proportions of employment in services, wholesale/retail trade, finance and agriculture, indicative of a relatively diversified employment base. Buchanan County recorded a higher level of construction, agriculture, transportation and finance employment when compared to Hamilton County. Hamilton County reported higher levels of government and manufacturing employment. The emphasis on farming in both counties has a somewhat fluctuating impact on the local and regional economy, given the uncertain levels of farm product prices and overall farm income from year-to-year.

Table 2.3

WCF Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Hamilton	Buchanan
Employment Sector	Iowa	County	County
	(% of Total Employment)

Services	31.4%	27.7%	28.4%
Healthcare	4.4%	3.4%	3.4%
Government	5.9%	9.1%	6.2%
Wholesale/Retail Trade	23.2%	23.6%	22.0%
Finance/Insurance/Real Estate	10.1%	8.1%	8.6%
Manufacturing	3.5%	5.5%	3.8%
Construction	8.1%	6.6%	9.7%
Information	0.9%	1.0%	1.3%
Transportation/Utility	4.6%	5.2%	5.7%
Agriculture	5.7%	7.6%	8.1%
Other	2.1%	2.2%	2.9%
	100.0%	100.0%	100.0%

Source: SNL Financial, LC.

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.9

Market Area Unemployment Data

Comparative unemployment rates for Hamilton County, Buchanan County, as well as for the U.S. and the state of Iowa are shown in Table 2.4. The unemployment data reveals that the respective December 2015 unemployment rates for Hamilton County, Buchanan County and Iowa were all well below the U.S. unemployment rate of 4.8%, indicating a somewhat more favorable employment and economic environment. Employment rates are somewhat impacted by the rate of population change, and the declining or stable population base in the market area places less upward pressure on unemployment rates. Paralleling the state and national trends, the unemployment rates for both market area counties have decreased over the past 12 months.

Table 2.4

WCF Bancorp, Inc.

Unemployment Trends

	Unemployment Rate		Net
Region	Dec. 2014	Dec. 2015	Change

USA	5.5%	4.8%	-0.7%
Iowa	4.4%	3.6%	-0.8%
Hamilton, IA	5.0%	4.1%	-0.9%
Buchanan, IA	5.0%	3.8%	-1.2%

Source: U.S. Bureau of Labor Statistics.

Deposit Trends and Competition

The competitive environment for financial institution products and services on a national, regional and local level can be expected to become even more competitive in the future. Consolidation in the banking industry provides economies of scale to the larger institutions, while the increased presence of investment options provides consumers with attractive investment alternatives to financial institutions. Forecasts of shrinkage in population in Hamilton County and slow growth in Hamilton County specifically, also place additional competitive pressures on financial institutions for deposits.

Table 2.5 displays deposit market trends from June 30, 2010 through June 30, 2015 for Hamilton and Buchanan Counties, as well as for the state of Iowa. Consistent with the statewide trends, commercial banks maintained a larger market share of deposits in Hamilton and

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.10

Table 2.5

WCF Bancorp, Inc.

Deposit Summary

	As of June 30,
	2010			2015			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2010-2015
	(Dollars in Thousands)						(%)

Iowa	$66,491,241	100.0%	1,621	$78,297,487	100.0%	1,562	3.3%
Commercial Banks	56,270,154	84.6%	1,312	65,245,655	83.3%	1,296	3.0%
Savings Institutions	10,221,087	15.4%	309	13,051,832	16.7%	266	5.0%

Hamilton, IA	$349,668	100.0%	7	$401,682	100.0%	7	2.8%
Commercial Banks	279,717	80.0%	6	323,313	80.5%	6	2.9%
Savings Institutions	69,951	20.0%	1	78,369	19.5%	1	2.3%
WCF Financial Bank	69,951	20.0%	1	78,369	19.5%	1	2.3%

Buchanan, IA	$350,597	92.7%	13	$429,760	96.8%	13	4.2%
Commercial Banks	307,202	87.6%	12	399,342	92.9%	12	5.4%
Savings Institutions	17,775	5.1%	1	16,661	3.9%	1	-1.3%
WCF Financial Bank	17,775	5.1%	1	16,661	3.9%	1	------

Source: FDIC.

Buchanan Counties than savings institutions, with the Company being the only savings institution operating in either county.

For the five year period covered in Table 2.5, deposits have increased at an annual rate of 3.3% in Iowa, reflecting growth in commercial bank deposits, while savings institution deposits increased at a 5.0% compounded annual rate. As of June 30, 2015, commercial banks held 83.3% of total financial institution deposits, a moderate decrease in total market share from five years earlier. The annual deposit growth rate in Hamilton County over the last five years was lower at 2.8%, while Buchanan County’s deposits grew at a faster average annual rate of 4.2%. While the Company experienced 2.3% annual growth in deposits over the last five years in Hamilton County, its deposit market share declined from 20.0% to 19.5% of total county deposits over the same time period. Similarly, commercial banks in Hamilton County grew deposits at a 2.9% rate and increased their market share from 80.0% to 80.5% of the overall deposit base. In Buchanan County, savings institution deposits (consisting of Independence deposits as of 2010 and the Bank as of 2015), declined at a modest 1.3% rate over the five year period. As of June 30, 2015, there were five financial institutions operating within Hamilton County and seven within Buchanan County.

RP Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.11

Market Area Competitors

The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. A listing of the largest banking deposit competitors in each market area county are shown below. Securities firms, credit unions, and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Webster City. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Some of Webster City Federal’s largest competitors include Fidelity Bancorp. and Van Diest Investment Company. Competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as non-bank financial services providers continue to proliferate.

Table 2.6

WCF Bancorp, Inc.

Market Area Deposit Competitors

		Market
Location	Name	Share	Rank
		(06/30/2015)

Hamilton County, IA	Van Diest Investment Co.	50.35%	1
	Stark Bank Group Ltd.	25.01%	2
	Webster City Federal Bncp. (MHC)	19.51%	3 of 5
	Barlow Banking Corp.	2.69%	4
	U.S. Bancorp	2.44%	5

Buchanan County, IA	Fidelity Ban Corp.	48.05%	1
	Independence Bancshares Inc.	19.04%	2
	FSB Financial Services Inc.	13.06%	3
	Herky Hawk Financial Corp.	8.89%	4
	Webster City Federal Bncp. (MHC)	3.88%	5 of 9

Source: SNL Financial, LC., Data as of June 30, 2015.

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of WCFB’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of WCF Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments to account for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to WCF Bancorp, individually or as a whole, key areas examined for differences to determine if valuation adjustments are appropriate were in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and, effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed thrifts” i.e., those listed on the Over-the-Counter Bulletin Boards, as well as those that are non-publicly traded and closely-held. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. We typically exclude those that were converted less than one year as their financial results do not reflect a full year of reinvestment benefit and since the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group should be comprised of locally or regionally-based institutions with relatively comparable resources, strategies and financial characteristics. There are 89 publicly-traded thrift institutions nationally, which includes seven publicly-traded MHCs. Given the limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

“best fit” group. To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences. Since WCF Bancorp will be a full stock public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group.

From the universe of publicly-traded thrifts, we selected 12 institutions with characteristics similar to those of WCFB. The selection criteria used along with the identification of the Peer Group is listed in Table 3.1 and is discussed further below:

●	Similar asset size to reflect comparable resource availability, in this case, the Peer Group assets was restricted to assets lower than $750 million.

●	The Peer Group must operate in the Company’s market or in market areas with similar operating and economic environments (Midwest region).

Table 3.1 shows the general characteristics of each of the 12 Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and WCFB, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of WCFB’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to WCFB’s characteristics is detailed below.

●

Central Federal Corporation of OH (“CFBK”) CFBK operates from 4 offices in northeastern Ohio, with the headquarter office location in Worthington. CFBK’s asset composition reflects a higher proportion of loans and funding primarily through deposits, with a similar ratio of borrowings as a funding source than the Peer Group. Lending operations were more heavily focused on commercial business loans in comparison to the Peer Group median, which translated into a RWA-to-assets ratio at the upper end of the Peer Group range. CFBK recorded asset quality ratios less favorable than the Peer Group in terms of the level of NPAs. CFBK’s earnings were lower than the Peer Group average and median, with a higher level of interest income but lower non-interest income. At September 30, 2015, CFBK had total assets of $331 million and a tangible equity-to-assets ratio of 10.60%. For the 12 months ended September 30, 2015, CFBK reported earnings of 0.42% of average assets. CFBK had a market capitalization of $22 million at February 26, 2016.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of December 31, 2015 or The Most Recent Date Available

										As of
										February 17, 2016
							Total		Fiscal	Stock	Market
Ticker	Financial Institution	Exchange	Industry	Region	City	State	Assets	Offices	Mth End	Price	Value
							($Mil)			($)	($Mil)
CFBK	Central Federal Corporation	NASDAQ	Thrift	MW	Worthington	OH	$331	4	Dec	$1.35	$21.65
EQFN	Equitable Financial Corp.	NASDAQ	Thrift	MW	Grand Island	NE	$223	6	Jun	$8.50	$29.56
FCAP	First Capital, Inc.	NASDAQ	Thrift	MW	Corydon	IN	$716	17	Dec	$25.45	$70.21
HMNF	HMN Financial, Inc.	NASDAQ	Thrift	MW	Rochester	MN	$643	13	Dec	$11.00	$49.31
IROQ	IF Bancorp, Inc.	NASDAQ	Thrift	MW	Watseka	IL	$560	6	Jun	$17.27	$69.32
JXSB	Jacksonville Bancorp, Inc.	NASDAQ	Thrift	MW	Jacksonville	IL	$309	6	Dec	$24.25	$43.48
LPSB	La Porte Bancorp, Inc.	NASDAQ	Thrift	MW	La Porte	IN	$543	7	Dec	$14.49	$80.80
PBSK	Poage Bankshares, Inc.	NASDAQ	Thrift	MW	Ashland	KY	$425	9	Dec	$17.09	$67.04
UCBA	United Community Bancorp	NASDAQ	Thrift	MW	Lawrenceburg	IN	$510	8	Jun	$13.05	$54.83
WAYN	Wayne Savings Bancshares, Inc.	NASDAQ	Thrift	MW	Wooster	OH	$424	12	Dec	$12.92	$35.93
WBB	Westbury Bancorp, Inc.	NASDAQ	Thrift	MW	West Bend	WI	$671	9	Sep	$18.40	$77.81
WBKC	Wolverine Bancorp, Inc.	NASDAQ	Thrift	MW	Midland	MI	$344	3	Dec	$25.52	$55.63

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

●

Equitable Financial Corporation of NE (“EQFN”) operates in the state of Nebraska from 6 office branch locations. EQFN’s asset composition reflects a loan portfolio more diversified into construction, multi-family, commercial real estate and commercial business lending than the Peer Group as a whole. EQFN had a tangible equity ratio higher than the Peer Group average. Risk Weighted Assets (“RWA”)-to-total assets were higher than the Peer Group because of the more diversified loan portfolio. EQFN’s asset quality ratios were generally less favorable than the Peer Group as a whole and earnings were comparatively close to the Peer Group average and median reflecting net recoveries on loan loss provisions but higher operating expenses. At December 31, 2015, EQFN had total assets of $223 million and a tangible equity-to-assets ratio of 15.9%. For the 12 months ended December 31, 2015, EQFN reported earnings of 0.61% of average assets, which is comparable to the Peer Group average, and core earnings of 0.48% of average assets. EQFN had a market capitalization of $30 million at February 26, 2016.

●

First Capital, Inc. of IN (“FCAP”) operates from 17 offices in the Corydon, Indiana region. FCAP’s asset composition reflects a higher proportion of cash and investments in comparison to the Peer Group average and a much lower proportion of loans as a percent of assets. Funding composition was higher in deposits than the Peer Group medians. Lending operations were less focused on commercial real estate and commercial business lending, yet more focused on consumer lending, which translated into a RWA assets-to-assets ratio that was slightly below the Peer Group average and median. FCAP recorded a NPAs/Assets ratio in line with the Peer Group average and median, reserve coverage ratios were less favorable than Peer Group medians, and earnings were the highest compared to Peer Group net income ratios. At December 31, 2015, FCAP had total assets of $716 million and a tangible equity-to-assets ratio of 11.7%. For the 12 months ended December 31, 2015, FCAP reported earnings of 1.04% of average assets, the highest of the Peer Group ratios. FCAP had a market capitalization of $73 million at February 26, 2016.

●

HMN Financial, Inc. of MN (“HMNF”) operates through 13 branch offices in southern Minnesota. HMNF’s balance sheet reflects a similar investment in loans receivable and higher investment in deposits in comparison to the Peer Group medians. HMNF maintains a greater level of investment in commercial real estate lending in comparison to the Peer Group averages and medians, and higher investment in construction loans than the Peer Group. The risk-weighted assets-to-assets ratio was somewhat higher than the Peer Group average and median. HMNF’s asset quality ratios were generally less favorable than the Peer Group averages and medians. At December 31, 2015, HMNF reported total assets of $643 million and a tangible equity-to-assets ratio of 10.8%. For the 12 months ended December 31, 2015, HMNF reported earnings of 0.50% or average assets and core earnings of 0.61%, lower than the Peer Group averages and medians. HMNF had a market capitalization of $50 million at February 26, 2016.

●

IF Bancorp, Inc. of IL (“IROQ”) operates through 6 branches in central Illinois. IROQ’s balance sheet reflects a similar investment in loans receivable and higher borrowed funds in comparison to the Peer Group averages and medians. IROQ maintains a diversified loan portfolio with levels closely aligned with the Peer Group averages and medians, while multi-family loans exceeded the Peer Group median. The risk-weighted assets-to-assets ratio was comparable to the Peer Group average and median. IROQ’s

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

asset quality ratios were mostly more favorable in comparison to the Peer Group averages and medians. At December 31, 2015, IROQ reported total assets of $560 million and a tangible equity-to-assets ratio of 14.4%. For the 12 months ended December 31, 2015, IROQ reported earnings of 0.58% of average assets and core earnings of 0.55% of average assets, slightly lower than the Peer Group average and median. IROQ had a market capitalization of $71 million at February 26, 2016.

Jacksonville Bancorp, Inc. of IL (“JXSB”) is among the smallest of the Peer Group companies, in terms of total assets ($309 million), and operates through 6 offices in southern Illinois in markets adjacent to Jacksonville, Illinois. In comparison to the Peer Group, JXSB’s asset composition reflected a lower proportion of loans and higher proportion of investment securities, while JXSB’s funding composition was more dependent upon borrowings in comparison to the Peer Group aggregates. JXSB’s portfolio diversification was comparable to the Peer Group proportions, with the exception of higher commercial business and consumer lending. The risk-weighted assets-to-assets ratio was slightly lower than the Peer Group average and median. JXSB’s asset quality ratios were all notably more favorable than the Peer Group averages and medians, and earnings were above the Peer average and median. At December 31, 2015, JXSB reported total assets of $309 million and a tangible equity-to-assets ratio of 13.9%. For the 12 months ended December 31, 2015, JXSB reported earnings of 0.99%, and core earnings figure of 0.91%, among the upper figures of all Peer Group members. JXSB had a market capitalization of $45 million at February 26, 2016.

La Porte Bancorp, Inc. of IN (“LPSB”) operates from 7 offices in northern Indiana. LPSB’s asset composition reflects a lower level of loans and a higher level of investment securities than the Peer Group averages and medians and a loan portfolio composition that is diversified, with the highest concentration in commercial business lending compared to the Peer aggregates. The risk weighted assets (“RWA”) to total assets ratio was similar to the Peer Group median. LPSB’s asset quality ratios were generally in line with or somewhat more favorable than the Peer Group as a whole and earnings were slightly above the Peer Group average and median. At December 31, 2015, LPSB reported total assets of $543 million and a tangible equity-to-assets ratio of 14.2%. For the 12 months ended December 31, 2015, LPSB reported earnings of 0.89% of average assets, which is above the Peer Group average, and core earnings of 0.91% of average assets. LPSB had a market capitalization of $81 million at February 26, 2016.

●

Poage Bankshares, Inc. of KY (“PBSK”) PBSK operates out of 9 offices in northeastern Kentucky. In comparison to the Peer Group, PBSK’s asset composition reflected a slightly higher proportion of loans and lower investment securities, while PBSK’s funding composition was less dependent upon borrowings in comparison to the Peer Group aggregates. Lending operations were morae focused on 1-4 family residential lending than the Peer Group averages and medians, and less focused on all other applicable loan types examined than Peer Group averages and medians, with the exception of consumer loans, which translated into a RWA assets-to-assets ratio that was below the Peer Group average and median. PBSK’s NPAs/assets ratio was slightly more favorable than the Peer Group average and median, while other asset quality metrics were less favorable than the Peer Group averages. PBSK’s earnings were above the average and median of the Peer Group, supported by its strong net interest income ratio. At September 30, 2015, PBSK reported total assets of $425 million and a tangible equity-to-assets ratio of 16.0%. For the 12 months ended September 30, 2015, PBSK reported earnings equal to 0.88% of average assets. PBSK had a market capitalization of $66 million at February 26, 2016.

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

●

United Community Bancorp of IN (“UCBA”) operates through 8 branch offices in southern Indiana. In comparison to the Peer Group, UCBA’s asset composition is heavily weighted to investment securities, with UCBA maintaining the lowest investment in loans of all Peer Group members. The minimal lending operations were all less than Peer Group averages and medians, with minimal non-residential mortgage and non-mortgage loans. UCBA’s risk weighted assets-to-assets ratio was thus the lowest of the Peer Group. UCBA’s asset quality ratios were less favorable than the Peer Group averages and medians, with the highest non-performing loans portion of loans receivable. UCBA’s earnings were lower than the Peer Group median, due to limited net interest income. At December 31, 2015, UCBA reported total assets of $510 million and a tangible equity-to-assets ratio of 12.6%. For the 12 months ended December 31, 2015, UCBA reported earnings equal to 0.59% of average assets and core earnings of 0.42% of average assets. UCBA had a market capitalization of $57 million at February 26, 2016.

●

Wayne Savings Bancshares, Inc. of OH (“WAYN”) operates through 12 branch offices in central Ohio. WAYN’s asset composition reflects a lower proportion of loans and a higher proportion of investments than the Peer Group average. Funding levels with deposits is similar to the Peer Group average, while the ratio of borrowings is higher than the Peer Group median and average. Lending operations were more heavily focused on 1-4 family residential loans and MBS than the Peer Group average and medians, while investment in CRE and commercial business loans were at the lower end of the Peer Group range. As a result, these investment percentages translated into a RWA assets-to-assets ratio that was the well below most Peer Group members. WAYN recorded asset quality ratios that are more favorable in terms of NPAs, but less favorable for reserve coverage ratios. WAYN’s earnings were lower than the Peer Group average and median, reflecting a low net interest income ratio and lower non-interest income than the Peer Group as a whole. At September 30, 2015, WAYN had total assets of $424 million and a tangible equity-to-assets ratio of 9.0%. For the 12 months ended September 30, 2015, WAYN reported earnings of 0.41% of average assets and core earnings of 0.16%, among the lowest of the Peer Group range.

●

Westbury Bancorp, Inc. of WI (“WBB”) operates through 9 branches in southeastern Wisconsin, near Milwaukee. WBB’s balance sheet reflects a greater investment in loans receivable in comparison to the Peer Group average and median. WBB maintains a diversified loan portfolio with levels of multi-family and commercial real estate loans exceeding the Peer Group averages and medians. The risk-weighted assets-to-assets ratio was higher than the Peer Group average and median. WBB’s asset quality ratios were all notably more favorable than the Peer Group averages and medians, with the most favorable reserve coverage ratios compared to the Peer aggregates. At December 31, 2015, WBB reported total assets of $671 million and a tangible equity-to-assets ratio of 11.8%. For the 12 months ended December 31, 2015, WBB reported earnings of 0.64% of average assets and core earnings of 0.88% of average assets. WBB had a market capitalization of $81 million at February 26, 2016.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

●

Wolverine Bancorp of MI (“WBKC”) operates through 3 branches in Michigan, with the main branch in Midland. WBKC’s balance sheet reflects the greatest investment in loans receivable and higher borrowed funds in comparison to the Peer Group averages and medians. WBKC maintains a diversified loan portfolio with levels of CRE, multi-family and construction loans exceeding the Peer Group averages and medians. Moreover, WBKC maintains a minimal investment in MBS compared to the Peer Group average and median. The risk-weighted assets-to-assets ratio was at the upper range of the Peer Group members. WBKC’s asset quality ratios were in general unfavorable in comparison to the Peer Group averages and medians, while the reserve coverage ratios were more favorable. At September 30, 2015, WBKC reported total assets of $344 million and a tangible equity-to-assets ratio of 18.2%. For the 12 months ended September 30, 2015, WBKC reported earnings of 1.02% of average assets, representing the highest figures of all Peer Group members. WBKC had a market capitalization of $56 million at February 17, 2016.

In the aggregate, the Peer Group companies maintain a higher tangible equity level, in comparison to the industry median (14.0% of assets versus 11.4% for all non-MHC public companies) and generate a lower level of core profitability (0.42% of average assets for the Peer Group versus 0.66% for all non-MHC public companies). The Peer Group reported a lower core ROE than the industry median (3.77% for the Peer Group versus 5.21% for all non-MHC public companies). The Peer Group’s pricing ratios were at a discount to all full stock publicly traded thrift institutions on a P/TB basis.

	All Non-MHC	Peer
	Public-Thrifts	Group
Financial Characteristics (Medians)

Assets ($Mil)	$1,005	$468
Market Capitalization ($Mil)	$123	$56
Tangible Equity/Assets (%)	11.4%	14.0%
Core Return on Average Assets (%)	0.66%	0.42%
Core Return on Average Equity (%)	5.21%	3.77%

Pricing Ratios (Medians)(1)
Price/Core Earnings (x)	17.57x	19.24x
Price/Tangible Book (%)	107.62%	92.16%
Price/Assets (%)	12.74%	12.69%

(1) Based on market prices as of February 26, 2016.

The thrifts selected for the Peer Group were relatively comparable to WCFB in terms of all of the selection criteria and are considered the “best fit” group. While there are many similarities between WCFB and the Peer Group on average, there are some notable differences that lead to valuation adjustments. The following comparative analysis highlights key similarities and differences between WCFB and the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Financial Condition

Table 3.2 shows comparative balance sheet measures for WCFB and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined previously. The Company’s ratios reflect balances as of December 31, 2015 while the Peer Group’s ratios reflect balances as of December 31, 2015 or the most recent date available. On a reported and tangible basis, WCFB’s equity-to-assets ratio and tangible equity to assets ratio of 12.92% and 12.85% were below the Peer Group’s median equity/assets and tangible equity/assets ratios of 13.79% and 13.26%, respectively. The more modest differential in the tangible equity ratios reflects the lower proportion of goodwill and other intangible assets for WCFB in comparison to the Peer Group (0.07% for WCFB and 0.23% for the Peer Group median).

The Company’s pro forma equity position will increase with the addition of stock proceeds, providing the Company with an equity and tangible equity ratio that will be above the Peer Group’s ratios. WCF Bancorp’s pro forma equity/assets ratio is expected to be in the range of 20% to 23%. The increase in WCFB’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity results. Both WCFB’s and the Peer Group’s equity ratios reflected capital surpluses with respect to the regulatory capital requirements. On a pro forma basis, the Company’s regulatory surpluses will become more significant. Additionally, the ability to leverage the increased equity and improve the ROE will be dependent upon the ability of the Company to execute a business plan focused on balance sheet and earnings growth.

The interest-earning asset compositions for the Company and the Peer Group contained some differences. The Company’s loans-to-assets ratio of 50.82% was much lower than the comparable median Peer Group ratio of 72.83%, indicating a level of restriction on interest income for the Company as loans represent higher yielding assets than investment securities. At the same time, WCFB’s level of cash and investments, equal to 42.82% of assets was above the comparable Peer Group average and median of 23.62% and 25.10%. WCFB also had no investment in BOLI, while the median ratio for the Peer Group was 1.56%. Overall, WCFB’s interest-earning assets amounted to 92.84% of assets, which was slightly lower than the Peer Group’s average ratio of 95.60% and median of 97.93%. WCFB’s funding composition reflected

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2015 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible
			Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity
WCF Bancorp		IA	10.47%	32.35%	0.00%	50.82%	78.00%	7.08%	0.00%	12.92%	0.07%	12.85%
December 31, 2015

All Public Companies
Averages			5.21%	17.09%	1.93%	72.01%	73.17%	12.35%	0.42%	13.26%	0.66%	12.55%
Medians			3.97%	14.09%	1.90%	73.58%	73.70%	11.68%	0.00%	11.86%	0.02%	11.41%

Comparable Group
Averages			5.95%	17.67%	1.55%	71.98%	80.02%	5.35%	0.26%	13.68%	0.44%	13.24%
Medians			5.94%	19.16%	1.56%	72.83%	82.77%	4.46%	0.00%	13.79%	0.23%	13.26%

Comparable Group
CFBK	Central Federal Corporation	OH	6.21%	4.08%	1.44%	85.72%	82.61%	4.37%	1.56%	10.60%	0.00%	10.60%
EQFN	Equitable Financial Corp.	NE	9.32%	0.82%	0.00%	85.09%	83.52%	0.00%	0.00%	15.86%	0.00%	15.86%
FCAP	First Capital, Inc.	IN	17.58%	20.80%	1.30%	65.65%	89.01%	0.00%	0.00%	12.81%	1.16%	11.65%
HMNF	HMN Financial, Inc.	MN	6.19%	17.52%	0.00%	72.60%	86.97%	1.40%	0.00%	10.83%	0.06%	10.77%
IROQ	IF Bancorp, Inc.	IL	1.05%	21.79%	1.50%	73.87%	72.63%	11.99%	0.00%	14.38%	0.00%	14.38%
JXSB	Jacksonville Bancorp, Inc.	IL	2.00%	29.10%	2.30%	62.14%	77.54%	6.42%	0.00%	14.78%	0.88%	13.89%
LPSB	La Porte Bancorp, Inc.	IN	5.90%	23.25%	2.74%	63.54%	71.97%	10.13%	0.95%	15.75%	1.58%	14.17%
PBSK	Poage Bankshares, Inc.	KY	4.01%	16.19%	1.62%	73.06%	78.86%	2.92%	0.65%	16.65%	0.64%	16.02%
UCBA	United Community Bancorp	IN	4.60%	37.28%	3.33%	51.61%	83.71%	2.55%	0.00%	13.19%	0.57%	12.63%
WAYN	Wayne Savings Bancshares, Inc.	OH	1.38%	26.88%	2.24%	66.60%	83.31%	6.22%	0.00%	9.37%	0.41%	8.97%
WBB	Westbury Bancorp, Inc.	WI	5.97%	13.43%	2.07%	74.19%	82.94%	4.55%	0.00%	11.80%	0.00%	11.80%
WBKC	Wolverine Bancorp, Inc.	MI	7.21%	0.93%	0.00%	89.65%	67.18%	13.67%	0.00%	18.18%	0.00%	18.18%

			Balance Sheet Annual Growth Rates							Regulatory Capital
				MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Assets	Investments	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
WCF Bancorp		IA	1.51%	-2.94%	4.25%	-5.20%	700.00%	-1.61%	-1.58%	12.24%	26.75%	27.78%
December 31, 2015

All Public Companies
Averages			11.76%	1.39%	16.05%	10.87%	18.93%	11.98%	9.06%	13.67%	21.64%	22.16%
Medians			7.90%	-1.89%	12.10%	8.19%	9.89%	2.24%	3.13%	11.87%	18.01%	18.42%

Comparable Group
Averages			9.12%	-10.76%	10.61%	11.07%	-15.41%	5.82%	6.07%	12.47%	16.77%	17.86%
Medians			4.01%	-10.65%	10.00%	7.26%	-8.50%	1.52%	1.78%	11.97%	16.23%	17.09%

Comparable Group
CFBK	Central Federal Corporation	OH	7.74%	-16.83%	11.84%	9.11%	0.00%	2.24%	1.79%	11.12%	12.40%	13.67%
EQFN	Equitable Financial Corp.	NE	12.92%	3.51%	14.85%	12.95%	-100.00%	75.53%	75.53%	11.70%	13.50%	14.80%
FCAP	First Capital, Inc.	IN	51.41%	2.07%	0.69%	54.42%	0.00%	5.88%	6.50%	12.24%	15.39%	16.20%
HMNF	HMN Financial, Inc.	MN	11.38%	-21.21%	27.17%	12.61%	NM	-8.38%	-15.27%	11.46%	14.08%	15.35%
IROQ	IF Bancorp, Inc.	IL	1.90%	-20.03%	20.88%	0.38%	20.39%	-3.76%	-1.29%	14.50%	19.20%	20.40%
JXSB	Jacksonville Bancorp, Inc.	IL	-1.07%	-14.21%	4.46%	-2.70%	-8.50%	1.30%	4.84%	12.82%	17.90%	19.15%
LPSB	La Porte Bancorp, Inc.	IN	4.74%	-12.32%	12.46%	14.73%	-33.22%	3.84%	3.06%	13.31%	17.06%	17.97%
PBSK	Poage Bankshares, Inc.	KY	3.29%	-2.74%	4.00%	5.41%	-34.93%	6.03%	3.84%	15.36%	23.62%	24.30%
UCBA	United Community Bancorp	IN	0.24%	-8.27%	5.44%	1.55%	-13.33%	-4.92%	1.78%	11.40%	21.42%	22.68%
WAYN	Wayne Savings Bancshares, Inc.	OH	2.50%	-8.97%	8.17%	1.99%	13.03%	-1.13%	-0.69%	8.80%	13.58%	14.59%
WBB	Westbury Bancorp, Inc.	WI	12.78%	-7.27%	13.01%	17.66%	-1.61%	-8.56%	-8.87%	9.77%	12.09%	12.99%
WBKC	Wolverine Bancorp, Inc.	MI	1.55%	-22.78%	4.36%	4.78%	-11.32%	1.74%	1.61%	17.10%	20.94%	22.22%

(1) Includes loans held for sale.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

a slightly lower level of deposits and a greater reliance on borrowings as a supplemental funding source than the Peer Group. On a pro forma basis, immediately following the Second-Step Conversion, a portion of the proceeds will initially be invested into shorter-term investment securities, increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term, pending longer term deployment into higher yielding loans. Furthermore, the IEA advantage for the Company will strengthen.

WCFB’s funding composition reflected a lower level of deposits and a greater reliance on borrowings as a supplemental funding source than the Peer Group. Total interest-bearing liabilities maintained by the Company and the Peer Group average, as a percent of assets, equaled 85.08% and 85.64%, respectively. Following the increase in equity provided by the net proceeds of the stock offering, the Company’s ratio of interest-bearing liabilities as a percent of assets will continue to be less than the Peer Group’s ratio. A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, based on IEA/IBL ratios of 110.1% and 111.3%, respectively. The additional equity realized from stock proceeds will serve to strengthen WCFB’s IEA/IBL ratio in comparison to the Peer Group ratio, as the increase in equity provided by the infusion of stock proceeds will lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, with growth rates for WCFB based on the fiscal year ended December 31, 2015 and the Peer Group based on annual growth rates for the 12 months ended December 31, 2015 or most recent date available. WCFB recorded modest asset growth of 1.51% compared to median asset growth of 4.01% for the Peer Group. Within the Company’s asset base, cash and investments decreased at an annual rate of 2.94%, which was more than offset by a 4.25% increase in loans. WCFB’s asset growth was funded primarily by a 700.0% increase in borrowings, while deposits decreased by 5.20%. The Peer Group’s asset base also recorded a decline in cash and investments and growth in loans over the 12 month period. Moreover, the Peer Group reported notable growth in deposits (7.26%), offset in part by a reduction in borrowings.

Equity levels have slightly decreased over the past year, at a 1.61% annual rate over the last fiscal year for WCFB, versus a 1.52% increase in equity balances for the Peer Group. The increase in equity realized from stock proceeds will likely depress the Company’s equity growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Company’s equity growth rate in the longer term following the stock offering.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Income and Expense Components

Table 3.3 shows comparative income statement measures for WCFB and the Peer Group, reflecting earnings for the fiscal year ended December 31, 2015 for the Company and the 12 months ended December 31, 2015, or the most recent date available, for the Peer Group. WCFB reported net income of 0.36% of average assets, which fell below the Peer Group’s net income ratios of 0.71% and 0.63% of average assets based on the average and median, respectively. In comparison to the Peer Group, the Company benefited from a lower level of operating expenses and a lower effective tax rate. Offsetting these factors was lower net interest income, higher provisions for loan losses and lower non-interest income in comparison to the Peer Group.

WCFB reported a lower net interest income to average assets ratio of 2.76% versus 3.18% for the Peer Group median, which was reflective of the Company’s slightly lower yield-cost spread, due to WCFB’s lower yield on interest-earning assets (3.58% versus 3.97% for the Peer Group median). Funding costs were similar for both. The lower interest income reflects in part the higher proportion of lower yielding residential loans in portfolio versus the Peer Group. The higher interest expense reflects in part the greater use of higher cost borrowings and the concentration of certificates of deposit in the Company’s deposit base. The impact of the foregoing characteristics of the Company and the Peer Group’s yields and costs are reflected in the reported ratios of interest income and expense to average assets. In this regard, the Company’s interest income to average assets was below the Peer Group, while the ratio of interest expense was slightly higher in comparison to the Peer Group median.

In another key area of core earnings strength, the Company reported a lower ratio of operating expenses, 2.45% of average assets versus the Peer Group median (2.97% of average assets). In addition, WCFB maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $5.65 million for the Company, versus a comparable measure of $4.37 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of the ESOP and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, WCFB’s capacity to leverage operating expenses will be enhanced following the increase in capital realized from the infusion of net stock proceeds.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2015 or the Most Recent Date Available

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		(%)
WCF Bancorp		IA
December 31, 2015			0.36%	3.31%	0.55%	2.76%	0.17%	2.59%	0.00%	0.28%	2.45%	-0.05%	0.00%	0.03%	3.58%	0.69%	2.89%	$5,645	7.09%

All Public Companies
Averages			0.67%	3.56%	0.58%	2.97%	0.06%	2.91%	0.41%	0.54%	2.84%	-0.02%	0.00%	0.24%	3.81%	0.77%	3.03%	$6,811	23.73%
Medians			0.65%	3.54%	0.57%	2.98%	0.07%	2.90%	0.05%	0.44%	2.69%	0.00%	0.00%	0.28%	3.84%	0.76%	3.05%	$5,872	32.11%

Comparable Group
Averages			0.71%	3.71%	0.49%	3.21%	0.08%	3.14%	0.15%	0.64%	3.04%	0.05%	0.00%	0.21%	3.96%	0.65%	3.29%	$4,645	17.31%
Medians			0.63%	3.68%	0.49%	3.18%	0.07%	3.11%	0.16%	0.65%	2.97%	0.01%	0.00%	0.24%	3.97%	0.62%	3.24%	$4,369	23.10%
Comparable Group
CFBK	Central Federal Corporation	OH	0.42%	3.81%	0.76%	3.05%	0.09%	2.96%	0.17%	0.33%	3.03%	0.00%	0.00%	0.00%	4.04%	0.92%	3.12%	$5,680	0.00%
EQFN	Equitable Financial Corp.	NE	0.61%	3.77%	0.53%	3.24%	-0.26%	3.50%	0.34%	0.76%	3.62%	-0.01%	0.00%	0.37%	3.98%	0.75%	3.23%	$3,321	37.59%
FCAP	First Capital, Inc.	IN	1.04%	3.73%	0.20%	3.53%	0.01%	3.52%	0.17%	0.83%	2.91%	-0.05%	0.00%	0.39%	4.25%	0.29%	3.96%	$4,029	27.37%
HMNF	HMN Financial, Inc.	MN	0.50%	3.62%	0.25%	3.37%	-0.03%	3.40%	0.33%	0.91%	3.92%	0.05%	0.00%	0.27%	3.77%	0.26%	3.40%	$3,393	35.27%
IROQ	IF Bancorp, Inc.	IL	0.58%	3.49%	0.56%	2.93%	0.20%	2.73%	0.03%	0.61%	2.52%	0.06%	0.00%	0.32%	3.55%	0.73%	2.81%	$5,632	35.77%
JXSB	Jacksonville Bancorp, Inc.	IL	0.99%	3.77%	0.37%	3.40%	0.05%	3.36%	0.06%	1.17%	3.35%	0.11%	0.00%	0.35%	4.05%	0.50%	3.55%	$3,318	26.07%
LPSB	La Porte Bancorp, Inc.	IN	0.89%	3.63%	0.52%	3.11%	0.05%	3.06%	0.15%	0.34%	2.53%	0.02%	0.00%	0.21%	3.96%	0.66%	3.24%	$4,748	18.82%
PBSK	Poage Bankshares, Inc.	KY	0.88%	4.51%	0.53%	3.98%	0.23%	3.75%	0.16%	0.54%	3.67%	0.28%	0.00%	0.18%	4.80%	0.71%	4.09%	$3,833	17.32%
UCBA	United Community Bancorp	IN	0.59%	2.99%	0.43%	2.56%	-0.06%	2.62%	0.05%	0.70%	2.68%	-0.01%	0.00%	0.09%	3.24%	0.58%	2.65%	$4,708	13.66%
WAYN	Wayne Savings Bancshares, Inc.	OH	0.41%	3.42%	0.47%	2.96%	0.27%	2.69%	0.05%	0.40%	2.63%	0.00%	0.00%	0.10%	3.60%	0.58%	3.02%	$3,859	20.14%
WBB	Westbury Bancorp, Inc.	WI	0.64%	3.37%	0.33%	3.04%	0.12%	2.92%	0.08%	0.91%	3.45%	-0.03%	0.00%	-0.23%	3.78%	0.50%	3.28%	$5,479	-56.68%
WBKC	Wolverine Bancorp, Inc.	MI	1.02%	4.39%	0.98%	3.41%	0.25%	3.16%	0.18%	0.17%	2.22%	0.22%	0.00%	0.49%	4.45%	1.28%	3.17%	$7,736	32.45%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

When viewed together, net interest income and operating expenses provide considerable insight into a savings institution’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s and the Peer Group’s earnings were similar, based on respective expense coverage ratios of 1.13x for WCFB and 1.07x for the Peer Group. A ratio less than 1.00x typically indicates that an institution depends on non-interest operating income to achieve profitable operations.

Sources of non-interest operating income provided a higher contribution to the Peer Group’s earnings than WCFB’s earnings. Non-interest operating income equaled 0.28% and 0.65% of WCFB’s and the Peer Group’s average assets, respectively. The Company reported no gains on sale of loans, while the Peer Group reported gains on the sale of loans of 0.16% of average assets over the most recent 12 month period. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, WCFB’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 80.59% was less favorable than that of the Peer Group (74.44%).

Loan loss provisions had a larger impact on the Company’s earnings than the Peer Group’s earnings with loan loss provisions established by WCFB equaling 0.17% of average assets, higher than the Peer Group median of 0.07% of average assets, notwithstanding the more favorable asset quality ratios recorded by the Company.

For the latest 12 month period, the Company and the Peer Group reported minimal amounts of similar net non-operating gains/losses equal to -0.05% and 0.01% of average assets. Non-operating income for WCFB reflected the gain recorded on the sale of investment securities ($208,000), offset by a loss recorded on the charitable contribution of the Company’s former headquarters office to a third party. Typically, gains and losses generated from non-operating items are viewed as non-recurring in nature, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

For the latest 12 month period, the Peer Group reported a median effective tax rate of 23.10%, while WCFB reported an effective tax rate of 7.09%. As indicated in the prospectus, the Company’s effective marginal tax rate is assumed to equal 34% when calculating the after tax return on conversion proceeds.

Loan Composition

Table 3.4 presents data related to the comparative loan portfolio composition (including the investment in MBS) for WCFB and the Peer Group. The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans relative to the Peer Group median (44.92% of assets versus 30.78% for the Peer Group). The Company’s higher ratio was attributable to maintaining higher concentrations of 1-4 family permanent mortgage loans relative to the Peer Group’s ratios. The Company reported no balance of loans serviced for others, while the vast majority of Peer Group members reported a balance of loans serviced for others, which based on the median totaled $62.37 million. The Peer Group also maintained balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group compared to the Company, as all loans outside of residential 1-4 family loans (including home equity loans and HELOCs) equaled 36.10% of assets for the Peer Group and 5.93% of assets for the Company. Less diversification of the loan portfolio also resulted in WCFB’s much lower risk weighted assets- to-assets ratio as compared to the Peer Group (43.35% versus 74.18% for the Peer Group). In fact, WCFB’s risk weighted assets-to-assets ratio was lower than all of the Peer Group companies, which ranged from 53.76% to 87.41%. The Peer Group reported the most significant diversification into commercial real estate lending (21.40% of assets), followed by commercial business lending (6.56% of assets). The Company’s highest level of lending diversification was in consumer lending (4.05% of assets).

Credit Risk

Based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be somewhat more favorable in comparison to the Peer Group’s. As shown in Table 3.5, the Company’s NPAs/assets (including performing TDRs) ratios equaled 0.70%, versus comparable measure of 1.48% for the Peer Group median. The ratio of REO to assets was also much lower for the Company (0.01%) versus the Peer Group median at 0.15%. WCFB reported more favorable reserve coverage ratios compared to the Peer Group, but a

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2015 or the Most Recent Date Available

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Serviced	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	For Others	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
WCF Bancorp		IA
December 31, 2015			0.00%	44.92%	0.64%	0.31%	0.93%	0.00%	4.05%	43.35%	$0	$0

All Public Companies
Averages			9.92%	32.18%	3.68%	10.01%	18.58%	4.85%	1.56%	65.74%	$2,499,887	$18,157
Medians			7.95%	31.06%	2.45%	4.33%	17.93%	3.24%	0.33%	64.49%	$82,428	$501

Comparable Group
Averages			7.12%	26.44%	3.78%	6.78%	22.16%	10.78%	1.91%	73.96%	$79,625	$497
Medians			7.32%	23.46%	2.91%	3.84%	21.40%	6.56%	1.39%	74.18%	$62,373	$433
Comparable Group
CFBK	Central Federal Corporation	OH	0.29%	18.11%	9.81%	9.23%	23.99%	24.88%	1.76%	87.41%	$5,779	$12
EQFN	Equitable Financial Corp.	NE	0.44%	23.62%	4.25%	4.10%	33.29%	19.63%	1.48%	84.66%	$97,258	$658
FCAP	First Capital, Inc.	IN	7.17%	22.97%	4.30%	3.59%	11.05%	3.65%	5.51%	72.57%	$369	$0
HMNF	HMN Financial, Inc.	MN	1.14%	22.75%	8.58%	2.05%	27.76%	9.69%	1.31%	79.12%	$318,180	$1,447
IROQ	IF Bancorp, Inc.	IL	5.20%	27.52%	0.64%	13.39%	20.27%	7.30%	1.52%	74.21%	$75,747	$500
JXSB	Jacksonville Bancorp, Inc.	IL	7.51%	18.89%	2.27%	2.12%	22.52%	13.55%	4.32%	70.43%	$131,443	$598
LPSB	La Porte Bancorp, Inc.	IN	8.81%	12.35%	3.36%	4.36%	15.08%	29.73%	0.79%	74.14%	$59,428	$335
PBSK	Poage Bankshares, Inc.	KY	7.46%	46.91%	0.95%	1.15%	14.51%	5.82%	4.19%	64.09%	$0	$342
UCBA	United Community Bancorp	IN	20.65%	33.51%	1.02%	3.47%	11.31%	1.68%	0.84%	53.76%	$65,318	$497
WAYN	Wayne Savings Bancshares, Inc.	OH	18.26%	42.47%	1.42%	2.94%	18.59%	4.32%	0.30%	64.58%	$34,919	$369
WBB	Westbury Bancorp, Inc.	WI	8.45%	24.90%	2.45%	17.81%	24.38%	4.78%	0.62%	79.38%	$153,509	$1,136
WBKC	Wolverine Bancorp, Inc.	MI	0.00%	23.30%	6.33%	17.10%	43.20%	4.32%	0.33%	83.12%	$13,546	$68

(1) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2015 or the Most Recent Date Available

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (1)	Loans HFI	NPLs (1)	90+Del (1)	Chargeoffs (2)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
WCF Bancorp		IA
December 31, 2015			0.01%	0.70%	0.85%	0.88%	103.70%	63.52%	$46	0.08%

All Public Companies
Averages			0.21%	1.35%	1.64%	1.07%	106.55%	78.67%	$2,295	0.08%
Medians			0.11%	1.25%	1.35%	0.96%	79.67%	69.04%	$289	0.05%

Comparable Group
Averages			0.25%	1.64%	1.98%	1.50%	79.19%	67.49%	$128	0.01%
Medians			0.15%	1.48%	1.92%	1.46%	74.85%	63.97%	$195	0.05%

Comparable Group
CFBK	Central Federal Corporation	OH	0.49%	2.44%	2.22%	2.25%	100.87%	80.50%	$9	0.00%
EQFN	Equitable Financial Corp.	NE	0.15%	2.80%	3.06%	1.46%	47.83%	45.25%	($962)	-0.54%
FCAP	First Capital, Inc.	IN	0.68%	1.56%	2.01%	0.94%	57.43%	30.52%	$1,500	0.10%
HMNF	HMN Financial, Inc.	MN	0.32%	2.15%	2.42%	1.99%	81.36%	66.05%	($1,541)	-0.38%
IROQ	IF Bancorp, Inc.	IL	0.03%	1.05%	1.28%	NA	93.90%	85.81%	$194	0.05%
JXSB	Jacksonville Bancorp, Inc.	IL	0.11%	1.16%	1.66%	1.52%	90.73%	82.06%	$196	0.18%
LPSB	La Porte Bancorp, Inc.	IN	0.41%	1.09%	1.50%	1.05%	68.33%	61.89%	$216	0.07%
PBSK	Poage Bankshares, Inc.	KY	0.49%	1.40%	1.24%	0.64%	52.02%	33.75%	$732	0.24%
UCBA	United Community Bancorp	IN	0.04%	1.77%	3.29%	1.79%	54.41%	53.04%	($21)	-0.01%
WAYN	Wayne Savings Bancshares, Inc.	OH	0.03%	1.26%	1.83%	0.96%	52.74%	51.59%	$1,103	0.41%
WBB	Westbury Bancorp, Inc.	WI	0.15%	0.69%	0.73%	0.95%	129.66%	102.37%	$227	0.05%
WBKC	Wolverine Bancorp, Inc.	MI	0.08%	2.36%	2.47%	3.00%	120.94%	117.06%	($113)	-0.04%

(1) Includes TDRs for the Company and the Peer Group.

(2) Net loan chargeoffs are shown on a last twelve month basis.

(3) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17

lower ratio of reserves as a percent of loans (0.88% versus 1.46% for the Peer Group median) and similar level of reserves as a percent of NPAs (63.52% versus 63.97% for the Peer Group median). Reserves as a percent of NPLs were higher (103.70% versus 74.85% for the Peer Group median). Net loan charge-offs as a percent of loans were lower for the Company, while net loan charge-offs as a percentage of loans for the Company equaled 0.08% of loans versus 0.05% of loans for the Peer Group median.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, WCFB’s interest rate risk characteristics were considered to be somewhat more favorable than the Peer Group. The Company’s equity-to-assets and IEA/IBL ratios were higher than the Peer Group, thereby implying a lower dependence on the yield-cost spread to sustain the net interest margin for the Company. The Company reported a higher level of non-interest earning assets, a less favorable comparative factor, which provides an indication of the earnings capabilities and interest rate risk of the balance sheet. On a pro forma basis, the infusion of stock proceeds can be expected to further improve the Company’s balance sheet interest rate risk characteristics in comparison to the Peer Group, particularly with respect to the increases that will be realized in the Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for WCFB and the Peer Group. The relative fluctuations in the Company’s net interest income to average assets ratio were considered to be higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, WCFB was viewed as maintaining a somewhat higher degree of interest rate risk exposure in the net interest margin. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding WCFB’s assets.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of WCFB. In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

RP® Financial, LC.	PEER GROUP ANALYSIS III.18

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2015 or the Most Recent Date Available

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
WCF Bancorp		IA
December 31, 2015			12.9%	110.1%	6.4%	3	-6	-58	49	14	1

All Public Companies			12.6%	109.7%	5.7%	3	1	-7	2	0	2

Comparable Group
Average			13.3%	111.7%	4.4%	9	2	-9	2	4	4
Median			13.4%	111.3%	5.0%	4	2	-6	-2	1	0

Comparable Group
CFBK	Central Federal Corporation	OH	10.6%	108.4%	4.0%	-5	-11	-10	-4	24	22
EQFN	Equitable Financial Corp.	NE	15.9%	114.0%	4.8%	38	22	-27	-19	NA	NA
FCAP	First Capital, Inc.	IN	11.7%	116.9%	-4.0%	4	4	-11	-9	-5	8
HMNF	HMN Financial, Inc.	MN	10.8%	109.0%	3.7%	-6	14	-2	7	15	-32
IROQ	IF Bancorp, Inc.	IL	14.4%	114.3%	3.3%	5	5	-1	1	-1	-1
JXSB	Jacksonville Bancorp, Inc.	IL	14.0%	111.0%	6.8%	-4	0	9	-6	1	-4
LPSB	La Porte Bancorp, Inc.	IN	14.4%	111.6%	7.3%	-11	5	8	3	11	7
PBSK	Poage Bankshares, Inc.	KY	16.1%	113.2%	6.7%	15	-15	-41	51	-14	56
UCBA	United Community Bancorp	IN	12.7%	108.4%	6.5%	4	5	-1	16	7	-12
WAYN	Wayne Savings Bancshares, Inc.	OH	9.0%	106.0%	5.1%	4	-3	-4	0	-8	-3
WBB	Westbury Bancorp, Inc.	WI	11.8%	107.0%	6.4%	11	1	-7	-6	14	0
WBKC	Wolverine Bancorp, Inc.	MI	18.2%	121.0%	2.2%	50	-7	-18	-6	0	1

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This section presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s second step conversion offering.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC and the FDIC specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and, (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of the valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Section III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the stock issuance, RP Financial will: (1) review changes in WCFB’s operations and financial condition; (2) monitor WCFB’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and WCFB’s stock

RP® Financial, LC.	VALUATION ANALYSIS IV.2

specifically; and, (4) monitor pending conversion offerings both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the Offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including WCF Bancorp’s value, or WCF Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial condition are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS IV.3

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Overall Asset/Liability Composition. In comparison to the Peer Group, the Company’s IEA composition showed a much lower concentration of loans and a higher concentration of cash and investments. Lending diversification into higher risk and higher yielding types of loans was more significant for the Peer Group, as the Company reported the vast majority of its loan portfolio in residential lending (inclusive of investment in MBS). Due to this greater concentration in residential loans and securities, WCFB reported a lower RWA-to-assets ratio in comparison to the Peer Group. The Company’s IEA composition results in a lower comparative yield. This loan portfolio structure and lending focus on residential lending is not expected to change following the offering. The Company’s IBL cost was moderately higher than the Peer Group’s cost of funds. Overall, the Company maintained a lower level of interest-earning assets and a similar level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company of 110.1% versus 111.3% for the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should improve to a level that exceeds the Peer Group’s ratio.

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Credit Quality. Key credit quality measures for WCFB were more favorable than the Peer Group, as the Company has been successful in limiting problem assets. Specifically, the ratio of other real estate owned (“OREO”)/assets, NPAs/assets and NPLs/loans were much lower than the comparable Peer Group ratios. Loss reserves as a percent of NPLs were well above the Peer Group’s average and median ratios (given the very low level of NPLs), while reserve coverage in terms of loans were less favorable given the ALLL calculations which are dependent in part on historical asset quality parameters. The Company also reported a small amount of net loan charge-offs in recent periods, compared to modest levels for the Peer Group. As noted above, the Company’s RWA-to-assets ratio was much lower than the Peer Group’s average and median ratios as well.

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Balance Sheet Liquidity. The Company’s currently higher level of cash and investment securities will increase on a post conversion basis. All of WCFB’s current investment portfolio is classified as AFS which makes these funds available for liquidity purposes if needed. Following the infusion of net stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into shorter term investment securities, while proceeds infused into the Bank will be deployed into investments, pending the longer-term deployment into loans. The Company’s future borrowing capacity is considered to be similar to the Peer Group, given the modest amount of borrowings held by each.

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Funding Liabilities. The Company’s IBL composition reflects a lower level of deposits and a higher concentration of borrowings relative to the Peer Group (resulting in a similar IBL ratio due to the similar equity position versus the Peer Group). WCFB’s cost of funds is somewhat above the Peer Group’s ratio. Following the stock offering, the increase in the Company’s equity position will reduce the level of interest-bearing liabilities funding the Company’s assets to a level that is lower than the Peer Group’s ratio of interest-bearing liabilities as a percent of assets.

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Tangible Equity. The Company’s currently slightly lower tangible equity ratio will be strengthened as a result of the stock offering, and such ratio will substantially exceed the Peer Group’s current average and median figures. Thus, WCF Bancorp will have more leverage capacity, a lower dependence on IBL to fund assets and a higher capacity to absorb unanticipated losses. At the same time, the higher equity ratio will make it make somewhat harder to achieve a competitive return on equity.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

On balance, WCFB’s balance sheet financial condition was considered to be less favorable than for the Peer Group, therefore, we have applied a slight downward adjustment for the Company’s financial condition relative to the Peer Group.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of a financial institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

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Earnings. WCFB’s reported and core ROAA equaled 0.35% and 0.38% for the last 12 months of operations, which was lower than the Peer Group average and median ratios of 0.61% and 0.42%. The Company’s lower profitability in comparison to the Peer Group was due to a lower net interest income ratio and lower non-interest income, which were partially offset by lower operating expenses. Reinvestment and leveraging of the pro forma equity position will serve to increase the Company’s earnings, although the expense associated with operating as a publicly-traded company and the stock benefit plans will limit the initial earnings increase. While the Company is planning to pursue some loan growth and increase consumer lending to further its competitive profile and improve earnings and interest rate risk, such growth is anticipated to be relatively modest, initially.

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Interest Rate Risk. Quarterly changes in the net interest income ratio indicated a higher degree of volatility for the Company. Other measures of interest rate risk, such as the tangible equity ratio and the Company’s IEA/IBL ratio were more favorable for WCFB. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/IBL ratios that will exceed the Peer Group ratios, and the additional interest-free equity should enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into IEA. At the same time, while empirical data regarding interest rate risk for the Peer Group is not consistently available, the Company’s business model focused on fixed rate 1-4 family mortgage lending (with a concentration of such loans in portfolio) funded by shorter term deposits has created a liability sensitive position for the Company – the decline in the EVE ratio pursuant to a 200 basis point rate increase is 12.2%, which reflects a level of risk exposure in a rising interest rate environment.

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Credit Risk. Loan loss provisions were a greater factor in the Company’s most recent fiscal year income statement in comparison to the Peer Group, although such provisions were incurred in response to recent loan growth and greater perceived risk in the lending operations in general. In terms of future exposure to credit quality related losses, the Company maintained a lower concentration of assets in loans, but less lending diversification into higher credit risk loans, which resulted in a lower risk weighted assets-to-assets ratio than the Peer Group’s average and median ratio. NPAs and NPLs were lower for the Company compared to the Peer Group while

RP® Financial, LC.	VALUATION ANALYSIS IV.5

reserve coverage in relation to NPAs was higher (with the exception of the reserves/loans ratio), indicative of the Company’s more favorable credit quality. Historical loan chargeoffs have also been minimal for both the Company and the Peer Group.

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Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a less favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage. While the Company will be implementing a business plan to pursue earnings growth based on moderate loan growth, such loan growth will likely remain in residential lending, and the impact to earnings is expected to be realized only gradually and the plan will entail execution risk. WCFB’s market area compares unfavorably to the Peer Group market areas in terms of population size, income levels and growth rates, all of which reduce earnings growth potential for a financial institution.

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Return on Equity. The Company’s core ROE currently falls below the average and median of the Peer Group core ROE. As the result of the increase in equity that will be realized from the infusion of net stock proceeds into the Company’s equity base, the Company’s pro forma return equity on a core earnings basis will be reduced and be less favorable to the Peer Group’s core ROE.

On balance, WCF Bancorp’s pro forma earnings strength, growth potential and viability was considered to be less favorable than the Peer Group’s, primarily considering the Company’s relative interest rate risk exposure and pro forma ROE. Accordingly, a slight downward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

WCFB’s assets increased at an annual rate of 1.51% during the most recent 12 month period, below the Peer Group’s average and median reported asset growth rates of 9.12% and 4.01% over the same time period. Eleven of the 12 Peer Group companies reported asset growth over the most recent 12 month period. The Company’s asset growth was realized in 4.25% loan growth, the stated strategic objective, which was partially funded with cash and investments. Similarly, the Peer Group experienced declines in their cash and investment portfolios, which funded the loan growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. WCF Bancorp’s much higher pro forma equity position and modest earnings rate will provide the ability to continue to expand the loan portfolio and pursue balance sheet growth. The Company’s market area characteristics, in particular population size and growth rates, indicate some restriction of growth potential of a financial institution. On balance, no adjustment was applied in the valuation process for asset growth.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. WCFB’s primary market areas for deposits are considered to be the communities and immediate surrounding areas of Webster City and Independence, the locations of the Company’s offices. WCFB’s primary lending area is somewhat larger and includes all of north central Iowa. Within these markets, the Company faces significant competition for loans and deposits from other financial institutions, including similarly sized community banks along with larger community banks which provide a broader array of services and have larger branch networks. However, the Peer Group companies also face numerous and/or larger competitors.

Demographic and economic trends and characteristics in the Company’s primary market area are comparable to the primary market areas served by the Peer Group companies (see Exhibit III-2). In this regard, the total population of the Company’s headquarters market area county is much lower than the average and median of the Peer Group’s primary markets, although both serve areas with relatively small population bases. The 2010-2015 population growth rate for Hamilton County was notably lower (negative 0.6%) than the Peer Group markets’ average and median (growth of 0.1% and 0.0%), while projections for the 2015-2021 period indicate the same trend. Per capita income levels in the Company’s primary market area county shows that Hamilton County income levels are modestly below the Peer Group market average and median. The deposit market share exhibited by the Company in Hamilton County is in line with the Peer Group average and median, and both reflect relatively strong competitive positions. Unemployment rates for the markets served by the Peer Group companies are shown in Table 4.1, and indicate that the Peer Group companies, on average, are experiencing higher rates of unemployment, with such unemployment rates also similar to national averages. The unemployment rate in Hamilton County is also affected by the population shrinkage trend, which reduces the available labor supply as the population declines.

On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

Table 4.1

Market Area Unemployment Rates

Webster City Federal Bancorp and the Peer Group Companies(1)

	County	December 2015 Unemployment
Webster City Federal Bancorp	Hamilton, IA	4.1%

Peer Group Average		4.6%
Peer Group Median

Peer Group

Central Federal Corporation	Franklin, OH	3.8%
Equitable Financial Corp.	Hall, NE	3.4%
First Capital, Inc.	Harrison, IN	4.2%
HMN Financial, Inc.	Olmsted, MN	2.6%
IF Bancorp, Inc.	Iroquois, IL	6.2%
Jacksonville Bancorp, Inc.	Morgan, IL	5.5%
La Porte Bancorp, Inc.	LaPorte, IN	6.4%
Poage Bankshares, Inc.	Boyd, KY	7.2%
United Community Bancorp	Dearborn, IN	4.6%
Wayne Savings Bancshares, Inc.	Wayne, OH	3.8%
Westbury Bancorp, Inc.	Washington, WI	3.4%
Wolverine Bancorp, Inc.	Midland, MI	3.8%

(1)	Unemployment rates are not seasonally adjusted.

Source: SNL Financial, LC.

5.	Dividends

In recent periods, WCFB has paid quarterly common stock cash dividends of $0.05 per share to shareholders (including the MHC), and at this time the Company intends to continue the cash dividend payments to shareholders as a go-forward dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics, and general economic conditions.

Eight of the 12 Peer Group companies pay cash dividends, with implied dividend yields ranging from 0.90% to 3.92%. The median dividend yield on the stocks of the Peer Group institutions was 1.19% as of February 26, 2015, representing a median payout ratio of 21.07% of earnings. As of February 26, 2015, 69% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting a median yield of 1.76%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

RP® Financial, LC.	VALUATION ANALYSIS IV.8

According to the prospectus disclosure, WCF Bancorp intends to continue payment of a quarterly cash dividend of $0.05 per share following completion of the Second Step Conversion. The Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization. The Company’s tangible equity ratio will be higher than the Peer Group’s average and median ratios across the offering range and the Company’s pro forma earnings rate is also projected to be lower than the Peer Group. The high pro forma equity position of the Company will provide WCF Bancorp with the ability to pay cash dividends to shareholders at levels comparable to the Peer Group.

Overall, we concluded that no valuation adjustment was warranted for the dividends valuation parameter in comparison to the Peer Group.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All twelve of the Peer Group members trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $21.7 million to $81.1 million as of February 26, 2016, with average and median market values of $55.6 million and $56.5 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.8 million to 15.8 million, with average and median shares outstanding of 4.6 million and 4.0 million. The Company’s Second Step Conversion is expected to provide for pro forma shares outstanding that will be below or at the low end of the range of the shares outstanding indicated for the Peer Group companies. The market capitalization of the Company at the midpoint of the Offering range will be below the Peer Group average and median values. In contrast to the Peer Group companies, the Company’s stock is expected to be quoted on the OTC Pink Marketplace exchange following the Second Step Conversion. Overall, we anticipate that the Company’s stock will have a less comparable trading market as the Peer Group companies in terms of stock float and liquidity on average, and therefore, concluded that a slight downward adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS IV.9

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as WCF Bancorp: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Iowa; and, (D) the market for the public stock of WCF Bancorp. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. A more favorable outlook on Greece’s financial crisis helped stocks to advance at the start of the third quarter of 2015, which was followed by the Dow Jones Industrial Average (“DJIA”) declining to a five-month low in the second week of July as the sell-off in China’s stock market rippled through markets globally. News of a bailout deal secured by Greece supported a stock market rally in mid-July, while some favorable second quarter earnings reports coming out of the technology sector lifted the NASDAQ to three consecutive record high closes heading into the second half of July. Comparatively, the DJIA approached a six-month low in late-July, as disappointing earnings by some of the Dow components and a continued sell-off in China’s stock market weighed on the broader stock market. A measured Federal Reserve policy statement that reaffirmed it would move cautiously on raising interest rates and an easing of the sell-off in China’s stock market boosted stocks at the end of July. The DJIA recorded seven consecutive losses through the first week of trading in August, which was driven by weak earnings reports posted by some media and oil stocks. A

RP® Financial, LC.	VALUATION ANALYSIS IV.10

rebound in beaten down energy shares and 2015’s largest merger announcement fueled stock market gains heading into mid-August, which was followed by a sharp sell-off as China’s surprising decision to devalue its currency rattled global markets. Stocks closed out the second week of August on a slight upswing. Volatility prevailed in the stock market during the second half of August 2015 and for most of September 2015. Worries about the pace of global growth jolted stock markets worldwide in the second half of August, with the DJIA plunging over 1,800 points during six consecutive trading sessions. Renewed optimism about the strength of the U.S. economy and comments from a Federal Reserve official stating the case for a September rate increase had become less compelling snapped the six-day losing streak, as the DJIA rebounded 988 points in consecutive trading sessions during late-August. Overall, the DJIA declined 6.6% in August, its largest one month percentage decline since May 2010. Volatility continued to prevail in the broader stock market in early-September, as investors considered fresh evidence that China’s economic slowdown was hurting the global economy, the possibility of China’s central bank would take more steps to stabilize its economy and disappointing job growth reflected in the August employment report. Stocks rallied ahead of the Federal Reserve’s mid-September meeting, which was followed by a downturn in the broader stock market after the Federal Reserve concluded to hold short-term interest rates steady. Declines in the auto, biotech and energy sectors led the market lower heading into late-September, which was followed by a rebound as the Federal Reserve Chairwoman added clarity that she expected interest rates would go up in 2015. Biotech and healthcare shares led the market lower in late-September, which was followed by a two day rebound in the stock market to close out the third quarter. For the third quarter overall, all three major U.S. stock indexes posted their biggest quarterly losses in four years.

The broader stock market soared higher at the start of the fourth quarter of 2015, with the DJIA trading up for seven consecutive sessions for a total gain of 860 points between October 2nd and October 12th. Factors contributing to the rally included a rebound in energy shares supported by an increase in oil prices, raised expectations that the Federal Reserve would not raise interest rates in the near term following the weak employment report for September and a rebound in oversold healthcare stocks. A gloomy earnings forecast by Wal-Mart pulled stocks lower in mid-October, which was followed by a broader stock market rebound heading into the second half of October. Lackluster U.S. economic data reducing expectations of a near term rate increase by the Federal Reserve, indications from the European Central Bank that is was prepared to do more to stimulate growth and a rate cut by China’s central bank were factors contributing to gains in the broader stock market. Stocks continued to surge higher in late-

RP® Financial, LC.	VALUATION ANALYSIS IV.11

October, after the Federal Reserve concluded its two-day meeting leaving interest rates unchanged and toned down its concerns about global financial markets. The DJIA closed up 8.5% for the month of October, which was the biggest monthly percentage gain in four years. Led by a rally in energy stocks, the DJIA moved back into positive territory for 2015 in early-November. Concerns about the health of the global economy and lower oil prices weighed on stocks going into mid-November. Indications from the Federal Reserve that the U.S. economy was strong enough for a rate increase and a rebound in energy, healthcare and technology stocks helped stocks to rally during the second half of November. A strong jobs report for November added to stock market gains in the first week of December. A sell-off in energy shares led the market lower going into mid-December, as oil prices fell to their lowest level in seven years. Stocks rallied on the Federal Reserve’s mid-December rate hike, as investors responded to the Federal Reserve’s upbeat message on the U.S. economy. Grim news from the energy and mining sectors, along with worries about slowing economies overseas, sent the DJIA to its lowest close in two months heading into the final two weeks of 2015. A rebound in energy stocks contributed to stock market gains in late-December, which was followed by a mild pullback in the final trading week of 2015. Overall, 2015 was the worst year for U.S. stocks since 2008.

The DJIA tumbled more than 1,000 points or 6.2% during the first week of trading 2016, as fresh concerns about China’s economy and a steep decline in oil prices rattled stock markets worldwide. Investor anxiety over the global economy and further declines in oil prices continued to weigh on stocks through most of January, although stocks rebounded at the end of January with higher oil prices and the Bank of Japan’s surprise decision to shift to negative interest rates contributing to gains in the broader stock market. Overall, the DJIA was down 5.5% for the month of January. Stocks closed lower during the first week of February, as investors reacted to oil falling below $30 a barrel and January employment data showing a slowdown in job growth. On February 26, 2016, the DJIA closed at 16639.97, a decrease of 4.5% from one year ago and a decrease of 8.6% year-to-date, and the NASDAQ closed at 4590.47, a decrease of 8.0% from one year ago and a decrease of 8.3% year-to-date. The Standard & Poor’s 500 Index closed at 1948.05 on February 26, 2016, a decrease of 4.7% from one year ago and a decrease of 7.7% year-to-date.

The market for thrift stocks has also experienced varied trends in recent quarters, but, in general, thrift stocks outperformed the broader stock market. Thrift shares paralleled trends in the broader stock market during the first half of July 2015, as investors focused on Greece’s debt problems and the sell-off in China’s stock market. Second quarter earnings reports for the

RP® Financial, LC.	VALUATION ANALYSIS IV.12

financial sector were generally in line with expectations, which translated into a relatively flat market for thrift stocks during the second half of July. The Federal Reserve’s cautious outlook on raising interest rates and a favorable employment report for July contributed to thrift shares trading higher at the close of July, with the positive trend continuing through the first half of August. Lower interest rates and oil prices weighed on financial shares during the second half of August 2015, although generally favorable housing data somewhat negated the downturn in thrift stocks. For the entire month of August, the SNL Index for all publicly-traded thrifts showed a comparatively modest decline of 2.8%. A sell-off in the broader stock market and a disappointing reading for manufacturing activity pressured thrift stocks lower at the start of September. Following the one-day sell-off, thrift shares generally trended higher into mid-September in advance of the Federal Reserve’s policy meeting. Financial shares led the market lower after the Federal Reserve elected to hold short-term interest rates steady at the conclusion of its mid-September meeting. Worries about slower economic growth provided for a slight pull back in thrift shares during the second half of September.

Thrift stocks traded higher in early-October 2015, as investors bet that low interest rates would stay around for longer following the weaker-than-expected job growth reflected in the September employment report. Third quarter earnings reports posted by the thrift sector translated into a narrow trading range for thrift stocks during the second half of October, as the majority of thrifts reported third quarter earnings that were in line with analyst estimates and continued to reflect additional net interest margin compression. Thrift stocks participated in the broader stock market rally at the conclusion of the Federal Reserve’s policy meeting in late-October, but reversed course at the end of October as shares of New York Community Bancorp and Astoria Financial Corp. declined following the announcement of their $2.0 billion strategic merger. Thrift stocks recovered in early-November, as financial shares led the market higher on the strong jobs report for October. A disappointing report for October retail sales pressured thrift shares lower in mid-November, while merger activity in the thrift sector helped thrift stocks outperform the broader stock market during the second half of November. Thrift stocks rallied on the sturdy job growth reflected in the November employment data and then declined going into mid-December, as concerns about the global economy translated into a sell-off in the broader stock market. Thrift stocks participated in the broader stock market rally following the Federal Reserve’s mid-December rate hike and then settled into a narrow trading during the closing weeks of 2015.

RP® Financial, LC.	VALUATION ANALYSIS IV.13

Thrift shares participated in the broader stock market sell-off during the first week of 2016. A weak retail sales report for December and other signs of a slowing U.S. economy furthered the downward trend in thrift prices into the second half of January. The sell-off in financial shares tended to more significant among institutions with lending exposure to the energy sector and international markets. Thrift stocks rebounded with the broader stock market at the close of January, which was followed by a pullback during first week of February amid disappointing economic reports for January manufacturing activity and January job growth. On February 26, 2016, the SNL Index for all publicly-traded thrifts closed at 761.27, an increase of 4.0% from one year ago and a decrease of 5.9% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, one standard conversion offering and one second-step conversion have been completed during the past three months. The second step conversion is considered to be the most relevant for WCF Bancorp’s pro forma pricing. PB Bancorp’s second step conversion offering was completed on January 8, 2016 and closed at the top of its offering range. The closing pro forma price/tangible book ratio of this recent second step conversion offering equaled 82.2%. PB Bancorp’s stock recorded price appreciation of 9.6% after the first week of trading, which as of February 26, 2016, had declined to a price increase of 6.5% from the initial public offering (“IPO”) price of $8.00.

RP® Financial, LC.	VALUATION ANALYSIS IV.14

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information						Insider Purchases
			Financial Info.		Asset Quality						Contribution to Char. Found.		% Off Incl. Fdn. +Merger Shares
							Excluding Foundation					% of	Benefit Plans
	Conversion Date			Equity/ Assets (%)	NPAs/ Assets (%)	Res. Cov. (%)	Gross Proc. ($Mil.)	% Offer (%)	% of Mid. (%)	Exp./ Proc. (%)		Public Off.		Recog. Plans (%)	Stk Option (%)	Mgmt.& Dirs. (%)(1)
Institution		Ticker	Assets								Form	Inc. Fdn.	ESOP
			($Mil)									(%)	(%)

Standard Conversions
Central Federal Bancshares, Inc. - MO	1/13/16	CFDB-OTC Pink	$62	22.08%	1.50%	89%	$17.2	96%	132%	7.0%	C/S	$100K/3.85%	8.0%	4.0%	10.0%	0.8%
	Averages - Standard Conversions:		$62	22.08%	1.50%	89%	$17.2	96%	132%	7.0%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%
	Medians - Standard Conversions:		$62	22.08%	1.50%	89%	$17.2	96%	132%	7.0%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%

Second Step Conversions
PB Bancorp, Inc. - CT*	1/8/16	PBBI-NASDAQ	$469	11.23%	1.63%	38%	$36.3	100%	132%	3.8%	N.A.	N.A.	7.0%	4.0%	10.0%	1.9%
	Averages - Second Step Conversions:		$469	11.23%	1.63%	38%	$36.3	100%	132%	3.8%	N.A.	N.A.	7.0%	4.0%	10.0%	1.9%
	Medians - Second Step Conversions:		$469	11.23%	1.63%	38%	$36.3	100%	132%	3.8%	N.A.	N.A.	7.0%	4.0%	10.0%	1.9%

	Averages - All Conversions:		$266	16.66%	1.57%	63%	$26.7	98%	132%	5.4%	N.A.	N.A.	7.5%	4.0%	10.0%	1.4%
	Medians - All Conversions:		$266	16.66%	1.57%	63%	$26.7	98%	132%	5.4%	N.A.	N.A.	7.5%	4.0%	10.0%	1.4%

Institutional Information				Pro Forma Data							Post-IPO Pricing Trends
				Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
			Initial Div. Yield (%)								First Trading Day ($)		After First Week (3) ($)		After First Month (4) ($)
	Conversion Date				Core P/E (x)		Core ROA (%)		Core ROE (%)	IPO Price ($)		% Chge (%)		% Chge (%)		% Chge (%)	Thru 2/26/2016 ($)	% Chge (%)
Institution		Ticker		P/TB		P/A		TE/A
				(%)		(%)		(%)

Standard Conversions
Central Federal Bancshares, Inc. - MO	1/13/16	CFDB-OTC Pink	0.00%	64.6%	NM	23.6%	-0.1%	36.5%	-0.2%	$10.00	$10.45	4.5%	$10.54	5.4%	$10.65	16.0%	$10.95	25.6%
	Averages - Standard Conversions:		0.00%	64.6%	NM	23.6%	-0.1%	36.5%	-0.2%	$10.00	$10.45	4.5%	$10.54	5.4%	$10.65	16.0%	$10.95	25.6%
	Medians - Standard Conversions:		0.00%	64.6%	NM	23.6%	-0.1%	36.5%	-0.2%	$10.00	$10.45	4.5%	$10.54	5.4%	$10.65	16.0%	$10.95	25.6%

Second Step Conversions
PB Bancorp, Inc. - CT*	1/8/16	PBBI-NASDAQ	0.00%	82.2%	94.5x	12.6%	0.1%	15.5%	0.8%	$8.00	$9.00	12.5%	$8.77	9.6%	$8.62	7.7%	$8.52	6.5%
	Averages - Second Step Conversions:		0.00%	82.2%	94.5x	12.6%	0.1%	15.5%	0.8%	$8.00	$9.00	12.5%	$8.77	9.6%	$8.62	7.7%	$8.52	6.5%
	Medians - Second Step Conversions:		0.00%	82.2%	94.5x	12.6%	0.1%	15.5%	0.8%	$8.00	$9.00	12.5%	$8.77	9.6%	$8.62	7.7%	$8.52	6.5%

	Averages - All Conversions:		0.00%	73.4%	94.5x	18.1%	0.0%	26.0%	0.3%	$9.00	$9.73	8.5%	$9.66	7.5%	$9.64	11.9%	$9.74	16.1%
	Medians - All Conversions:		0.00%	73.4%	94.5x	18.1%	0.0%	26.0%	0.3%	$9.00	$9.73	8.5%	$9.66	7.5%	$9.64	11.9%	$9.74	16.1%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.
(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	2/26/2016

RP® Financial, LC.	VALUATION ANALYSIS IV.15

C.	The Acquisition Market

Also considered in the valuation was the potential impact on WCF Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Iowa York. As shown in Exhibit IV-4, there were three thrift acquisitions completed in the state of Iowa from the beginning of 2006 through February 26, 2016. Additionally, there were 58 acquisitions of commercial banks in Iowa over the corresponding timeframe. This acquisition history may imply a certain degree of acquisition speculation for WCF Bancorp’s stock. To the extent that acquisition speculation may impact the Company’s Offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence WCF Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in WCF Bancorp’s stock would tend to be less, compared to the stocks of the Peer Group companies.

D.	Trading in WCFB’s Stock

Since WCFB’s minority stock currently trades under the symbol “WCFB” on OTC Pink Marketplace, RP Financial also considered the recent trading activity of the Company in the valuation analysis. WCFB had a total of 3,019,305 shares issued and outstanding at February 26, 2015, of which 522,476 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $7.15 to $7.75 per share and its closing price on February 26, 2015 was $7.50 for an implied market value of $22.6 million.

There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios, and dividend payments, if any, will be made on all shares outstanding. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

RP® Financial, LC.	VALUATION ANALYSIS IV.16

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second step conversions, the market for highly capitalized companies, the acquisition market, and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

WCFB’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of WCFB’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted regulated institution, WCF Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS IV.17

Summary of Adjustments

Based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.3

WCF Bancorp, Inc.

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology originally promulgated by the FRB, the OCC and the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions, and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

●

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

RP® Financial, LC.	VALUATION ANALYSIS IV.18

●

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

●

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

●

Trading of WCFB’s stock. Converting institutions generally do not have stock outstanding. WCFB, however, has public shares outstanding due to the mutual holding company form of ownership. Since WCFB is currently traded on the OTC Pink Marketplace, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the February 26, 2015 stock price of $7.50 per share and the 3,019,305 shares of WCFB stock outstanding, the Company’s implied market value of $22.6 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Clifton Bancorp’s stock was somewhat discounted herein, but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) which causes earnings per share computations to be based on shares issued and outstanding, excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the Offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends, and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

RP® Financial, LC.	VALUATION ANALYSIS IV.19

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus, will increase equity and earnings, as shown in Table 4.4 on the following page. At December 31, 2015, the MHC had unconsolidated net assets of $1,028,937, which includes cash that is on deposit at the Bank, other assets of the MHC and the expected payment of two $0.05 per share common stock cash dividends subsequent to December 31, 2015 (January 2016, already paid, and April 2016, expected). As mentioned previously, while the consolidation of these assets increases the pro forma value of the Company, it also results in some pro forma ownership dilution for the minority shareholders, pursuant to regulatory policy. Specifically, we have adjusted the minority ownership ratio from the current 17.31% ratio to 16.16% to account for the impact of MHC assets and have reflected the formula based on applicable FDIC policy.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed previously, RP Financial concluded that as of February 26, 2015 the aggregate pro forma market value of WCF Bancorp’s conversion stock equaled $15,505,320 at the midpoint, equal to 1,938,165 shares at $8.00 per share. The $8.00 per share price was determined by the WCFB Board of Directors. The midpoint and resulting valuation range is based on the sale of an 83.84% ownership interest including the consolidation of the MHC net assets to the public (as adjusted on the following page), which provides for a $13,000,000 public offering at the midpoint value.

1.     Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $394,000 for the 12 months ended December 31, 2015. In deriving WCFB’s core earnings, the adjustments made to reported earnings were to eliminate gains on the sale of securities of $208,000 and the loss on the charitable contribution of the former headquarters office building, as shown below. As shown in Table 4.5, on a tax effected basis, incorporating an effective marginal tax rate of 34% for the earnings adjustments, the Company’s core earnings were determined to equal $428,000 for the 12 months ended December 31, 2015.

RP® Financial, LC.	VALUATION ANALYSIS IV.20

Table 4.4

Webster City Federal Bancorp (“Mid-Tier”)

Impact of MHC Assets & Waived Dividends on Minority Ownership In 2nd Step

Financial and Stock Ownership Data as of December 31, 2015

Reflects Appraised Pro Forma Market Value as of February 26, 2015

Includes January 2016 and Assumed April 2016 Cash Dividends to MHC

Key Input Assumptions

Mid-Tier Stockholders’ Equity				$14,583,142	(BOOK)	(1)
Aggregate Dividends Waived by MHC				$0	(WAIVED DIVIDENDS)
Minority Ownership Interest				17.3062%	(PCT)
Pro Forma Market Value				$15,505,320	(VALUE)
Market Value of MHC Net Assets				$1,028,937	(MHC NET ASSETS)	(2)
(Other than Stock in Bank, Intercompany Assets and Liabilities)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

				(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends		=		BOOK

		=		17.3062% (Before Dilution Adj.)

				(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets		=		VALUE

		=		16.1578% (After Dilution Adj.)

Current Ownership
MHC Shares	2,496,529	82.6938%
Public Shares	522,476	17.3062%
Total Shares	3,019,005	100.0000%

Pro Forma Ownership (3)				Appraised Midpoint Value
				Per Share	Aggregate
Shares Issued in Offering (4)	1,625,000	83.8422%	(6)	$8.00	$13,000,000
Public Shares (4)	313,165	16.1578%	(6)	$8.00	$2,505,320
Pro Forma Shares (5)	1,938,165	100.0000%		$8.00	$15,505,320

(1) From WCF Bancorp, Inc.’s Prospectus.

(2) Reflects the net asset balance as of December 31, 2015.

(3) Adjusted for exchange ratio reflecting offering of $10.00 per share.

(4) Incorporates adjustment in ownership ratio for MHC assets and waived dividends.

(5) Reflects pro forma shares outstanding.

(6) Rounded to four decimal points.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

Table 4.5

WCF Bancorp, Inc.

Derivation of Core Earnings for Valuation

Amount
($000)
Net income(loss)	$394
Deduct: Gain on sale of securities	$(208)
Addback: Loss on Charitable Contribution	$260
Tax effect (1)	$(18)

Core earnings estimate	$428

(1)	Tax effected at 34%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $15.5 million midpoint value equaled 39.56 times and 36.50 times, respectively, indicating premiums of 86.7% and 78.9%, relative to the Peer Group’s average reported and core earnings multiples of 21.19 times and 20.40 times (see Table 4.6). In comparison to the Peer Group’s median reported and core earnings multiples of 20.33 times and 19.24 times, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 94.6% and 89.7%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the supermaximum equaled 33.67 times and 52.14 times, and based on core earnings at the minimum and the supermaximum equaled 31.07 times and 48.12 times, respectively.

2.        Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $15.5 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 60.02% and 60.20%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 91.36% and 96.12%, the Company’s ratios reflected a discount of 34.3% on a P/B basis and a discount of 37.4% on a P/TB basis (see Table 4.6). In comparison to the Peer Group’s median P/B and P/TB ratios of 90.28% and 92.16%, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 33.5% and 34.7%, respectively. At the supermaximum value, the Company’s P/B and P/TB ratios equaled 69.44% and 69.63%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the supermaximum value reflected discounts of 24.0% and 27.6%. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the supermaximum value reflected discounts of 23.1% and 24.5%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable given the Company’s pro forma P/E multiples were at significant premiums to the Peer Group’s P/E multiples.

RP® Financial, LC.	VALUATION ANALYSIS IV.22

Table 4.6

Public Market Pricing Versus Peer Group

WCF Bancorp, Inc.

As of February 26, 2016

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)

WCF Bancorp
Supermaximum			$8.00	$20.51	$0.17	$11.52	52.14x	69.44%	16.15%	69.63%	48.12x	$0.00	0.00%	0.00%
Maximum			$8.00	$17.83	$0.19	$12.36	45.42x	64.72%	14.27%	64.88%	41.91x	$0.00	0.00%	0.00%
Midpoint			$8.00	$15.51	$0.22	$13.33	39.56x	60.02%	12.58%	60.20%	36.50x	$0.00	0.00%	0.00%
Minimum			$8.00	$13.18	$0.26	$14.64	33.67x	54.64%	10.84%	54.83%	31.07x	$0.00	0.00%	0.00%

All Non-MHC Public Companies(6)
Averages			$16.71	$452.91	$0.94	$15.24	18.29x	104.50%	13.59%	115.76%	18.96x	$0.30	1.75%	47.08%
Median			$14.50	$123.06	$0.68	$13.90	16.75x	102.91%	12.74%	107.62%	17.57x	$0.24	1.44%	39.78%

Comparable Group
Averages			$16.07	$55.62	$0.82	$16.66	21.19x	91.36%	12.15%	96.12%	20.40x	$0.28	1.36%	27.57%
Medians			$15.70	$56.47	$0.79	$16.02	20.33x	90.28%	12.69%	92.16%	19.24x	$0.20	1.19%	21.07%
Comparable Group
CFBK	Central Federal Corporation	OH	$1.35	$21.65	$0.04	$1.50	NM	92.15%	6.67%	89.92%	33.75x	$0.00	0.00%	0.00%
EQFN	Equitable Financial Corp.	NE	$8.50	$29.56	$0.38	$10.17	27.65x	76.71%	13.26%	83.57%	22.17x	$0.00	0.00%	0.00%
FCAP	First Capital, Inc.	IN	$26.50	$73.10	NA	NA	33.75x	89.92%	NA	135.11%	NA	$0.84	3.17%	44.92%
HMNF	HMN Financial, Inc.	MN	$11.20	$50.21	$0.57	$15.54	22.42x	83.57%	7.81%	72.50%	19.56x	$0.00	0.00%	0.00%
IROQ	IF Bancorp, Inc.	IL	$17.71	$71.09	$0.79	$20.07	22.56x	111.19%	12.69%	88.23%	22.55x	$0.16	0.90%	15.48%
JXSB	Jacksonville Bancorp, Inc.	IL	$25.00	$44.83	$1.57	$25.43	NM	79.29%	14.53%	104.56%	15.89x	$0.32	1.28%	78.11%
LPSB	La Porte Bancorp, Inc.	IN	$14.50	$80.86	$0.85	$15.34	13.34x	105.96%	14.89%	105.07%	17.04x	$0.16	1.10%	18.60%
PBSK	Poage Bankshares, Inc.	KY	$16.90	$66.30	$0.88	$18.06	NM	92.45%	15.59%	97.33%	19.24x	$0.24	1.42%	23.53%
UCBA	United Community Bancorp	IN	$13.65	$57.35	$0.74	$16.02	18.24x	90.64%	11.24%	89.03%	18.47x	$0.24	1.76%	33.33%
WAYN	Wayne Savings Bancshares, Inc.	OH	$12.90	$35.89	$0.62	$14.28	NM	110.90%	8.46%	94.39%	20.81x	$0.36	2.79%	58.06%
WBB	Westbury Bancorp, Inc.	WI	$19.17	$81.07	$1.09	$18.37	15.00x	89.44%	12.31%	104.34%	17.55x	$0.00	0.00%	0.00%
WBKC	Wolverine Bancorp, Inc.	MI	$25.50	$55.58	$1.46	$28.51	16.54x	74.05%	16.26%	89.44%	17.41x	$1.00	3.92%	58.82%

			Financial Characteristics(5)								Exchange	2nd Step
			Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Ratio	Proceeds
			Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	(X)	($Mil)
			($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

WCF Bancorp
Supermaximum			$127	23.27%	23.21%	0.64%	0.31%	1.33%	0.34%	1.44%	0.7927	$17.193
Maximum			$125	22.06%	22.00%	0.65%	0.31%	1.42%	0.34%	1.54%	0.6893	14.9500
Midpoint			$123	20.97%	20.91%	0.66%	0.32%	1.52%	0.34%	1.64%	0.5994	13.0000
Minimum			$122	19.86%	19.79%	0.67%	0.32%	1.62%	0.35%	1.76%	0.5095	11.0500

All Non-MHC Public Companies(6)
Averages			$3,237	13.17%	12.55%	1.36%	0.69%	5.73%	0.66%	5.50%
Median			$1,005	11.82%	11.37%	1.26%	0.64%	5.22%	0.66%	5.21%

Comparable Group
Averages			$475	14.77%	13.44%	1.55%	0.65%	4.75%	0.43%	3.36%
Medians			$468	14.81%	14.02%	1.46%	0.61%	4.68%	0.42%	3.77%
Comparable Group
CFBK	Central Federal Corporation	OH	$331	15.84%	10.60%	2.44%	0.42%	3.93%	0.32%	1.92%
EQFN	Equitable Financial Corp.	NE	$223	13.78%	15.86%	NA	0.61%	5.21%	0.48%	3.52%
FCAP	First Capital, Inc.	IN	$716	10.60%	NA	1.51%	NA	NA	0.42%	3.93%
HMNF	HMN Financial, Inc.	MN	$643	15.86%	10.77%	NA	0.47%	4.02%	0.61%	5.21%
IROQ	IF Bancorp, Inc.	IL	$560	10.77%	14.38%	0.99%	0.55%	3.67%	0.55%	4.96%
JXSB	Jacksonville Bancorp, Inc.	IL	$309	16.47%	14.02%	NA	0.92%	6.13%	-0.02%	-0.11%
LPSB	La Porte Bancorp, Inc.	IN	$543	11.86%	14.40%	NA	0.88%	5.42%	0.91%	7.40%
PBSK	Poage Bankshares, Inc.	KY	$425	20.53%	16.12%	1.40%	0.76%	4.68%	0.00%	-0.02%
UCBA	United Community Bancorp	IN	$510	11.43%	12.70%	1.77%	0.61%	4.53%	0.42%	3.61%
WAYN	Wayne Savings Bancshares, Inc.	OH	$424	22.18%	9.00%	1.26%	0.41%	4.36%	0.16%	0.67%
WBB	Westbury Bancorp, Inc.	WI	$671	18.18%	11.80%	0.69%	0.67%	5.31%	0.88%	4.95%
WBKC	Wolverine Bancorp, Inc.	MI	$344	9.78%	18.18%	2.36%	0.88%	4.95%	0.42%	4.27%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2015 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

3.        Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio, which is computed herein. At the $15.5 million midpoint of the valuation range, the Company’s value equaled 12.58% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.15%, which implies a premium of 3.54% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 12.69%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 0.9%.

Comparison to Recent Offerings

As indicated at the beginning of this section, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, one second step conversion has been completed within the past three months and closed at an estimated pro forma price/tangible book ratio of 82.2% (see Table 4.2). This stock increased 9.6% from the IPO price during the first week of trading. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a discount of 26.8%. The estimated current P/TB ratio of PB Bancorp, Inc. of CT, based on closing stock prices as of February 26, 2016, equaled 87.6%. In comparison to the current P/TB ratio of this recent second step conversion, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 31.3% and at the supermaximum value the Company’s P/TB ratio reflects an implied discount of 20.5%.

RP® Financial, LC.	VALUATION ANALYSIS IV.24

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 26, 2015, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company. A schedule reflecting a distribution of the shares and the resulting market value at each point in the range is reflected in the schedule below and are detailed in Exhibit IV-7 and Exhibit IV-8.

Table 4.7

WCF Bancorp, Inc.

Second Step Offering Information

			Exchange Shares
	Total	Offering	Issued to Public	Exchange
	Shares	Shares	Shareholders	Ratio

Shares (1)
Supermaximum	2,563,224	2,149,063	414,161	0.7927
Maximum	2,228,890	1,868,750	360,140	0.6893
Midpoint	1,938,165	1,625,000	313,165	0.5994
Minimum	1,647,440	1,381,250	266,190	0.5095

Distribution of Shares (2)
Supermaximum	100.00%	83.84%	16.16%
Maximum	100.00%	83.84%	16.16%
Midpoint	100.00%	83.84%	16.16%
Minimum	100.00%	83.84%	16.16%

Aggregate Market Value at $8.00 Per Share
Supermaximum	$20,505,792	$17,192,504	$3,313,288
Maximum	17,831,120	14,950,000	2,881,120
Midpoint	15,505,320	13,000,000	2,505,320
Minimum	13,179,520	11,050,000	2,129,520

(1) Based on a $8.00 per share offering price.

(2) Ownership ratios adjusted for dilution from MHC assets/equity.

Establishment of the Exchange Ratio

FRB regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of WCF Bancorp has independently determined the

RP® Financial, LC.	VALUATION ANALYSIS IV.25

exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders, taking into account the impact of MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the Offering, based on the total number of shares sold in the subscription, community, and syndicated or firm commitment underwritten offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value, and the $8.00 per share offering price, the indicated exchange ratios across the offering range are presented in Table 4.7 above. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.